UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

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Securities Exchange Act of 1934

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REPLIGEN CORPORATION

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REPLIGEN CORPORATION

Notice of Annual Meeting of Stockholders

May 24, 2012

To the Stockholders:

The Annual Meeting of our Stockholders will be held on Thursday, May 24, 2012 at 4:00 p.m. at the offices of Goodwin Procter LLP located at 53 State Street, Boston, Massachusetts 02109 (see directions attached as Appendix B to the proxy statement) for the following purposes:

1.	To elect seven Directors, nominated by the Board of Directors, as more fully described in the accompanying Proxy Statement;

2.	To ratify the selection of Ernst & Young LLP as independent registered public accountants for the fiscal year ending December 31, 2012;

3.	To consider and act upon an advisory vote on the compensation of our named executive officers;

4.	To approve the Repligen Corporation 2012 Stock Option and Incentive Plan;

5.	To consider one stockholder proposal, which proposal is opposed by the Board of Directors, if such proposal is properly introduced at the meeting; and

6.	To consider and act upon any other business which may properly come before the meeting.

The Board of Directors has fixed the close of business on April 9, 2012 as the record date for the meeting. All stockholders of record on that date are entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting, please complete and return the enclosed proxy in the envelope provided or vote by telephone or the Internet pursuant to instructions provided with the proxy. Stockholders of record as of April 9, 2012 are encouraged and cordially invited to attend the Annual Meeting (see directions attached as Appendix B to the proxy statement).

By Order of the Board of Directors

William J. Kelly
Secretary

Waltham, Massachusetts

April 20, 2012

REPLIGEN CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors, or the Board, of Repligen Corporation, or Repligen or the Company, for use at the Annual Meeting of Stockholders, or the Annual Meeting, to be held on Thursday, May 24, 2012 at the time and place set forth in the Notice of Annual Meeting, and at any adjournment or postponement thereof.

Repligen’s Annual Report to Stockholders, containing financial statements for the nine-month fiscal year ended December 31, 2011, is being provided together with this proxy statement to all stockholders entitled to vote at the Annual Meeting. It is anticipated that this proxy statement and the accompanying proxy will be first sent or given to stockholders on or about April 23, 2012.

Voting

Stockholders may vote in person or by proxy by completing, signing, dating and returning the accompanying proxy card or by voting by telephone or via the Internet in accordance with the instructions listed on the proxy card. Execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person.

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before the taking of the vote at the Annual Meeting. Proxies may be revoked by: (1) giving written notice of revocation to the Secretary of Repligen at any time before the taking of the vote at the Annual Meeting; (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Repligen or by telephone or the Internet, in accordance with the instructions listed on the proxy card, before the taking of the vote at the Annual Meeting; or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). For those stockholders who submit a proxy by telephone or the Internet, the date on which the proxy is submitted in accordance with the instructions listed on the proxy card is the date of the proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Repligen Corporation, Attention: Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453, at or before the taking of the vote at the Annual Meeting.

Each of the persons named as attorneys in the proxies is a director, officer and/or employee of Repligen. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted as stated below under the heading “Voting Procedures.” Any stockholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board by writing that nominee’s number on the space provided on the proxy card, checking the box next to the name of such individual if voting by proxy via the Internet or, if using the telephone to vote by proxy, by following the verbal instructions for entering the two digit number appearing on the proxy card immediately before the name of such individual. Where a choice has been specified on the proxy with respect to a matter, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR proposals 1, 2, 3 and 4 and AGAINST proposal 5 if no specification is indicated, as permitted by applicable regulations and by Repligen’s corporate documents.

Other than (i) the election of directors (ii) the ratification of Ernst & Young LLP, (iii) the advisory vote regarding the compensation of our named executive officers, (iv) the approval of the Repligen Corporation 2012 Stock Option and Incentive Plan, or the 2012 Stock Plan and (v) one stockholder proposal, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 24, 2012

The Company’s Nine-Month Fiscal Year Ended December 31, 2011 Annual Report and this Proxy Statement are available at www.proxyvote.com.

Voting Procedures

The representation, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker “non-votes,” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

Election of Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The seven nominees who receive the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the Annual Meeting will be elected to the Board. Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting or represented by proxy where the stockholder properly withholds authority to vote for such nominee in accordance with the proxy instructions and broker “non-votes” will not be counted toward such nominee’s achievement of plurality.

Ratification of Independent Accountants. For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval. Shares voted to abstain are included in the number of shares present or represented and voting. Shares subject to broker “non-votes” are considered to be not entitled to vote for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

Advisory Vote on the Compensation of our Named Executive Officers. For the advisory vote on the compensation of our named executive officers, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that matter is required for approval. Shares voted to abstain are included in the number of shares present or represented and voting on each matter. Shares subject to broker “non-votes” are considered to be not entitled to vote for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Approval of the 2012 Stock Plan. For the approval of the 2012 Stock Plan, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on the matter is required for approval. Shares voted to abstain are included in the number of shares present or represented and voting on each matter. Shares subject to broker “non-votes” are considered to be not entitled to vote for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Stockholder Proposal. For the stockholder proposal, the affirmative vote of a majority of shares of outstanding common stock as of the record date is required for approval. Accordingly, shares not properly voted for the proposal, shares subject to broker “non-votes” that are considered to be not entitled to vote for the particular matter and shares voted to abstain, each have the practical effect of a vote “against” the stockholder proposal.

Other Matters. The Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

Solicitation of Proxies

The cost of solicitation will be borne by Repligen, and in addition to directly soliciting stockholders by mail, Repligen may request banks and brokers to solicit their customers who have stock of Repligen registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of Repligen may also be made of some stockholders in person or by mail or telephone following the original solicitation. Repligen has also retained MacKenzie Partners, a proxy solicitation firm, to assist in the solicitation of proxies for not to exceed $125,000, plus reimbursement of expenses.

Record Date and Voting Securities

Only stockholders of record as of April 9, 2012, or the Record Date, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, the Company had 30,841,165 shares of common stock with a par value of $0.01, or the Common Stock, outstanding and entitled to vote. Each outstanding share of Common Stock entitles the record holder to one vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Repligen’s Common Stock as of April 9, 2012: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director or nominee of the Company; (iii) by each present or former executive officer of the Company named in the Summary Compensation Table set forth below under “Director and Executive Officer Compensation” and (iv) by all directors and executive officers of Repligen as a group. The business address of each director and executive officer is Repligen Corporation, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453.

Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Federated Investors, Inc. (3)	4,078,843	13.2%
Ronald L. Chez (4)	2,815,631	9.1%
Walter C. Herlihy (5)	706,898	2.3%
Alexander Rich (6)	531,500	1.7%
James R. Rusche (7)	254,121	*
Thomas F. Ryan, Jr. (8)	221,000	*
Karen A. Dawes (9)	150,500	*
Daniel P. Witt (10)	123,207	*
Alfred L. Goldberg (11)	105,000	*
Earl Webb Henry (11)	89,000	*
William J. Kelly (12)	90,000	*
Glenn L. Cooper (13)	41,000	*
Michael L. Hall (14)	25,000	*
Robert A. Spurr	—	—
Michael A. Griffith	—	—
All directors, nominees and executive officers as a group (13 persons) (15)	2,337,226	7.6%

*	Less than one percent
(1)	Beneficial ownership, as such term is used herein, is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, or the Exchange Act, and includes voting and/or investment power with respect to shares of Common Stock of Repligen. Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares. The shares shown include shares that such person has the right to acquire within 60 days of April 9, 2012.
(2)	Percentages of ownership are based upon 30,841,165 shares of Common Stock issued and outstanding as of April 9, 2012. Shares of Common Stock that may be acquired pursuant to options that are exercisable within 60 days of April 9, 2012 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for the percentage ownership of any other person.
(3)	Based solely on a Schedule 13G/A filed on February 9, 2012, or Amendment No. 3. Federated Investors, Inc., or the Parent, is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., or the Investment Advisers, which act as investment advisers to registered investment companies and separate accounts that own shares of the Common Stock, or the Reported Securities. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of the Parent. All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust, or the Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees, or collectively, the Trustees. Based solely on Amendment No. 3, the Parent and the Trust each have sole voting and dispositive power with respect to the shares and each of the Trustees has shared voting and dispositive power with respect to the shares. Federated Investors, Inc.’s business address is Federated Investors Tower, Pittsburgh, PA 15222-3779.

(4)	Based solely on a Schedule 13D/A filed on March 5, 2012, or Amendment No. 7. Mr. Chez’s business address is 1524 N. Astor Street, Chicago, Illinois 60610.
(5)	Includes 205,000 shares issuable pursuant to stock options which are exercisable within 60 days of April 9, 2012.
(6)	Includes 60,000 shares held by Mr. Rich’s spouse. Includes 90,000 shares issuable pursuant to stock options which are exercisable within 60 days of April 9, 2012.
(7)	Includes 33,000 shares held in a Uniform Trusts for Minors account by Mr. Rusche for his children who share Mr. Rusche’s household, as to which he disclaims beneficial ownership. Includes 95,000 shares issuable pursuant to stock options which are exercisable within 60 days of April 9, 2012.
(8)	Includes 1,000 shares held in a Uniform Gifts to Minors Account on behalf of Mr. Ryan’s grandson, and 6,000 on behalf of his daughter. Mr. Ryan disclaims beneficial ownership as to the shares held on behalf of his grandson and his daughter. Includes 164,000 shares issuable pursuant to stock options which are exercisable within 60 days of April 9, 2012.
(9)	Includes 134,000 shares issuable pursuant to stock options which are exercisable within 60 days of April 9, 2012.
(10)	Includes 77,500 shares issuable pursuant to stock options which are exercisable within 60 days of April 9, 2012.
(11)	Includes 84,000 shares issuable pursuant to stock options which are exercisable within 60 days of April 9, 2012.
(12)	Includes 85,000 shares issuable pursuant to stock options which are exercisable within 60 days of April 9, 2012.
(13)	Includes 36,000 shares issuable pursuant to stock options which are exercisable within 60 days of April 9, 2012.
(14)	Includes 20,000 shares issuable pursuant to stock options which are exercisable within 60 days of April 9, 2012.
(15)	Includes 1,074,500 shares issuable pursuant to stock options which are exercisable within 60 days of April 9, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Repligen’s directors, officers, and holders of more than ten percent of Repligen’s Common Stock, or collectively, Reporting Persons, to file with the United States Securities and Exchange Commission, or the SEC, initial reports of ownership and reports of changes in ownership of Common Stock of Repligen. Such Reporting Persons are required by SEC regulation to furnish Repligen with copies of all Section 16(a) reports they file. Based on its review of the copies of such filings received by it with respect to the nine-month fiscal year ended December 31, 2011, the Company believes that all required persons complied with all Section 16(a) filing requirements.

ITEM 1

ELECTION OF DIRECTORS

There are seven nominees for director, all of whom are current directors of Repligen. Each candidate has been re-nominated by the Nominating and Corporate Governance Committee for election. The directors of the Company will be elected to hold office until the 2013 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

Nominee’s Name	Year First Elected Director	Position(s) with the Company
Glenn L. Cooper	2009	Director
Karen A. Dawes	2005	Director, Chairperson of the Board
Alfred L. Goldberg	2008	Director
Michael A. Griffith	2012	Director
Earl Webb Henry	2007	Director
Walter C. Herlihy	1996	President, Chief Executive Officer and Director
Thomas F. Ryan, Jr.	2003	Director

Shares represented by all proxies received by the Board and not marked or voted so as to withhold authority to vote for any individual director or for any group of directors will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named above. Proxies may not be voted for a greater number of persons than the number of nominees named. The Board knows of no reason why any nominee should be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, proxies will be voted or withheld in accordance with the judgment of the persons named as attorneys in the proxies with respect to the directorship for which that nominee was unable or unwilling to serve.

Proposal 1 relates solely to the election of seven directors nominated by the Company and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholders of the Company.

The Board of Directors unanimously recommends a vote FOR each of the nominees for election as Directors of the Company. If authorized proxies are submitted without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors’ recommendations.

OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Repligen’s executive officers are appointed on an annual basis by, and serve at the discretion of, the Board. Each executive officer is a full-time employee of Repligen. The directors, including director nominees, and executive officers of Repligen as of April 9, 2012 are as follows:

Name	Age	Positions
Walter C. Herlihy (4)	60	President, Chief Executive Officer and Director
William J. Kelly	41	Chief Financial Officer
Michael L. Hall	50	Chief Medical Officer
Robert A. Spurr	50	Chief Commercial Officer
James R. Rusche	57	Senior Vice President, Research and Development
Daniel P. Witt	64	Senior Vice President, Global Operations
Glenn L. Cooper (1)(2)(3)	59	Director
Karen A. Dawes (2)(3)	60	Director, Chairperson of the Board
Alfred L. Goldberg (1)(3)(4)	69	Director
Michael A. Griffith	53	Director
Earl Webb Henry (1)(4)	64	Director
Alexander Rich (4)	87	Director, Chairperson Emeritus of the Board
Thomas F. Ryan, Jr. (2)(3)	70	Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Member of the Science and Technology Committee

BIOGRAPHICAL INFORMATION

The following paragraphs provide information about our directors and executive officers. The information presented includes information about each of our director’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he or she should serve as a director.

Walter C. Herlihy, Ph.D. joined Repligen in March 1996 as President, Chief Executive Officer and Director in connection with Repligen’s merger with Glycan Pharmaceuticals, Inc. From July 1993 to March 1996, Mr. Herlihy was the President and CEO of Glycan Pharmaceuticals, Inc. From October 1981 to June 1993, he held numerous research positions at Repligen, most recently as Senior Vice President, Research and Development. Mr. Herlihy holds an A.B. in chemistry from Cornell University and a Ph.D. in chemistry from MIT. The Board of Directors believes Mr. Herlihy’s qualifications to sit on the Board of Directors include his decades of experience in the pharmaceutical field, including over 15 years as President and Chief Executive Officer of the Company, and his deep understanding of the Company’s historical and current business strategies, objectives and products.

William J. Kelly joined Repligen in March 2008 as Vice President, Finance and Administration and currently serves as Chief Financial Officer. Prior to joining Repligen, Mr. Kelly worked for Haemonetics Corporation, a medical device manufacturer, where he held the positions of Corporate Controller from 2005 to 2008 and Assistant Corporate Controller from 2001 to 2005. From 2000 to 2001, Mr. Kelly was Corporate Controller for SiteScape Corporation. Mr. Kelly is a Certified Public Accountant and previously worked for Deloitte and Touche LLP, most recently as audit manager, as well as Ernst & Young LLP. Mr. Kelly holds a B.A. in psychology from the College of the Holy Cross and an M.S./M.B.A. from Northeastern University.

Michael L. Hall, M.D. joined Repligen in January 2011 as Chief Medical Officer and Senior Vice President, Clinical and Regulatory Affairs. Mr. Hall brings to Repligen more than nineteen years of experience in clinical development and medical affairs of biopharmaceutical products. Mr. Hall is responsible for leading the clinical and regulatory efforts for all programs including gaining regulatory approval for SecreFlo™. He previously spent four years at Shire developing orphan drugs and before that, fourteen years at Novartis in a variety of clinical development, pharmacovigilance and medical affairs functions, and has been involved in multiple product approvals and launches. Mr. Hall holds a MBBCh from the University of Witwatersrand.

Robert A. Spurr joined Repligen in August 2011 as Senior Vice President of Sales and Marketing and Chief Commercial Officer. Mr. Spurr brings to Repligen more than twenty-five years of commercial experience in the sales and marketing of imaging and pharmaceutical products. Mr. Spurr is responsible for all commercial activities for the Company including establishing the commercial organization to sell SecreFlo™ in the U.S. pending approval by the FDA and overseeing the commercial operations of our bioprocessing business including expanding the sales of our recently launched OPUS™ product line to biopharmaceutical customers. Prior to joining Repligen Mr. Spurr has held numerous executive level positions including Vice President of Sales and Marketing for Ortho-McNeil, a division of Johnson and Johnson, where he was responsible for $750 million in annual revenue and most recently, he led the commercial efforts of Lantheus Medical Imaging as Vice President of Sales and Marketing where he was responsible for a $400 million radiopharmaceutical business. Mr. Spurr holds a B.S. in business management from Keene State College and an M.B.A. in management from Rutgers.

James R. Rusche, Ph.D. joined Repligen in March 1996 as Vice President, Research and Development in connection with Repligen’s merger with Glycan Pharmaceuticals, Inc. In 2001, Mr. Rusche became Senior Vice President, Research and Development. From July 1994 to March 1996, Mr. Rusche was Vice President, Research and Development of Glycan Pharmaceuticals, Inc. From February 1985 to June 1994, he held numerous research positions at Repligen, most recently as Vice President, Discovery Research. Mr. Rusche holds a B.S. in microbiology from the University of Wisconsin, LaCrosse and a Ph.D. in immunology from the University of Florida.

Daniel P. Witt, Ph.D. joined Repligen in March 1996 as Vice President, Business Development in connection with Repligen’s merger with Glycan Pharmaceuticals, Inc. In March 2012, Mr. Witt became Senior Vice President, Global Operations. From April 2006 to February 2012, Mr. Witt was Vice President, Operations. From October 1993 to March 1996, Mr. Witt was Vice President, Business Development of Glycan Pharmaceuticals, Inc. From April 1983 to September 1993, he held numerous research positions at Repligen, most recently as Vice President, Technology Acquisition. Mr. Witt holds a B.A. in chemistry from Gettysburg College and a Ph.D. in biochemistry from the University of Vermont.

Glenn L. Cooper, M.D. has served as a Director of Repligen since August 2009. Mr. Cooper served as the Chairman and Chief Executive Officer of Indevus Pharmaceuticals, Inc., a specialty pharmaceutical company focused on urology and endocrinology, from 2000 to 2009 and as Chief Executive Officer and Director from 1993 to 2000. Prior to joining Indevus in 1993, Mr. Cooper held numerous executive level positions including President and Chief Executive Officer of Progenitor, Inc., Executive Vice President and Chief Operating Officer of Sphinx Pharmaceuticals Corporation, and various clinical and regulatory positions with Eli Lilly and Company. Mr. Cooper has participated in the development, approval and commercialization of numerous drugs including Prozac®, Axid®, Lorabid®, Ceclor®, SANCTURA®, SANCTURA XR®, Supprelin-LA® and Vantas®. Mr. Cooper received an M.D. from Tufts University School of Medicine, performed his postdoctoral training in Internal Medicine and Infectious Diseases at the New England Deaconess Hospital and the Massachusetts General Hospital and received a B.A. from Harvard College. Mr. Cooper also serves as the Executive Chairman of Coronado BioSciences, Inc. and as a Director of Gentium SpA. Mr. Cooper’s qualifications to sit on the Board of Directors of the Company include his leadership roles at pharmaceutical companies and his expertise in the clinical and regulatory areas.

Karen A. Dawes, Chairperson of the Board effective December 2011 and Co-Chairperson of the Board from July 2011 to December 2011, has served as a Director of Repligen since September 2005. She is currently President of Knowledgeable Decisions, LLC, a management consulting firm. Ms. Dawes served from 1999 to 2003 as Senior Vice President and U.S. Business Group Head for Bayer Corporation’s U.S. Pharmaceuticals Group. Prior to joining Bayer, she was Senior Vice President, Global Strategic Marketing, at Wyeth, a pharmaceutical company (formerly known as American Home Products), where she held responsibility for worldwide strategic marketing. Ms. Dawes also served as Vice President, Commercial Operations for Genetics Institute, Inc., which was acquired by Wyeth in January 1997, designing and implementing that company’s initial commercialization strategy to launch BeneFIX® and Neumega®. Ms. Dawes began her pharmaceuticals industry career at Pfizer, Inc. where, from 1984 to 1994, she held a number of positions in Marketing, serving most recently as Vice President, Marketing of the Pratt Division. At Pfizer, she directed launches of Glucotrol®/Glucotrol XL®, Zoloft®, and Cardura®. Ms. Dawes also serves as a Director of Depomed, Inc., Inspiration Biopharmaceuticals, Inc. and Seaside Therapeutics LLC. Ms. Dawes’ qualifications to sit on the Company’s Board of Directors include her extensive experience in both a managerial and consulting capacity with pharmaceutical companies as well as her considerable marketing background. Ms. Dawes received a B.A. and M.A. in English from Simmons College and an M.B.A. from Harvard Business School.

Alfred L. Goldberg, Ph.D. has served as a Director of Repligen since July 2008. Mr. Goldberg is currently a Professor of Cell Biology at Harvard Medical School. Mr. Goldberg has been associated with Harvard University during his entire academic career. He was appointed an Assistant Professor of Physiology at Harvard Medical School in 1969 and has been a full professor since 1977. Mr. Goldberg has served as a consultant to many biotechnology and pharmaceutical companies and served on Scientific Advisory Boards of numerous foundations and biotechnology companies (including Biogen, ArQule, Elan and ProScript). Mr. Goldberg earned an A.B. from Harvard College in 1963, was a Churchill Scholar at Cambridge University and after studying at Harvard Medical School, earned his Ph.D. from Harvard University in 1968. He is internationally recognized for his multiple discoveries relating to protein degradation in cells and especially relating to the physiological functions and mechanisms of the ubiquitin-proteasome pathway. These discoveries provided the basis for the development of proteasome inhibitors which are widely used in cancer treatments. Mr. Goldberg is a member of the Institute of Medicine of the National Academy of Sciences and American Academy of Arts and Sciences. The Board of

Directors believes Mr. Goldberg’s qualifications to sit on the Board of Directors include the insight he has gleaned as a consultant in the biotechnology and pharmaceutical fields as well as the significant contributions he has made to academia.

Michael A. Griffith has served as a Director of Repligen since April 2012. Mr. Griffith is currently the Chief Executive Officer and a director at Laureate Biopharmaceutical Services, Inc., a full-service contract manufacturing organization focused on the production and manufacture of biologic drugs. Prior to joining Laureate Biopharmaceutical Services in April 2010, he was on the board of directors at Centrue Financial Corporation and its subsidiary, Centrue Bank, a NASDAQ-listed commercial bank, from 2002 to March 2010. Mr. Griffith was the founder of Aptuit, Inc., a global contract pharmaceutical research, development and manufacturing company, and from 2004 to 2008 served as the company’s CEO. From 1996 to 2000, Mr. Griffith was with ChiRex, Inc., where he initially served as CFO before being named the company’s Chairman and CEO. Mr. Griffith was part of the team that led the initial public offering for ChiRex, which was later sold for $600 million to Rhodia SA, a NYSE-listed, Paris-based specialty chemicals company. Prior to his involvement in the biopharmaceutical industry, Mr. Griffith worked for nearly 15 years as a commercial and investment banker at Bankers Trust and First Boston. He earned a Masters of Management from the Kellogg Graduate School of Management at Northwestern University, and a B.S. in business administration from the University of Kansas. The Board of Directors believes Mr. Griffith’s qualifications to sit on the Board of Directors include his extensive experience in the areas of pharmaceutical development and manufacturing and his financial experience.

Earl Webb Henry, M.D. has served as a Director of Repligen since December 2007. Mr. Henry is currently an independent consultant. From March 2009 to June 2011, Mr. Henry was Chief Medical Officer for inVentiv Clinical Solutions. From 2004 to 2009, Mr. Henry was Senior Vice President, Medical Affairs for inVentiv Clinical Solutions. From 2001 to 2004, Mr. Henry served as the Medical Director for HHI Clinical Research and Statistical Services, LLC until it was acquired by inVentiv Health, Inc. in 2004. Other positions held by Mr. Henry include Senior Vice President and Head, Worldwide Clinical Research and Regulatory Affairs for Cephalon, Inc., Vice President, Clinical Research for Guilford Pharmaceuticals Inc., Global Head of Central Nervous System Therapeutic Area for Sandoz Research Institute, and Senior Associate Director of Clinical Research for Pfizer Central Research. Mr. Henry holds a B.S. in Chemistry from the University of Illinois and an M.D. from the University of Chicago and completed his residency and fellowship at Harvard Medical School in neurology and neuropathology. The Board of Directors believes Mr. Henry’s qualifications to sit on the Board of Directors include his years of executive, research and regulatory experience in the life sciences industry.

Alexander Rich, M.D. is a Co-Founder of Repligen and Chairperson Emeritus of the Board of Directors since December 2011 and previously served as Co-Chairperson of the Board. Mr. Rich has been on the faculty of MIT since 1958 and is the Sedgwick Professor of Biophysics. Internationally recognized for his contributions to the molecular biology of nucleic acids, he has determined their three-dimensional structure and has investigated their activity in biological systems. He is widely known for his work in elucidating the three-dimensional structure of transfer RNA, which is a component of the protein synthesizing mechanism, and for his discovery of a novel, left-handed form of DNA. He is a member of the National Academy of Sciences, the American Philosophical Society, the Pontifical Academy of Sciences, Rome, and a foreign member of the French Academy of Sciences, Paris. Mr. Rich served as a Director of Repligen from May 1981 to April 2012 and currently serves as Chairman Emeritus of the Board. He also serves as a Director of Alkermes, Inc., a publicly held integrated biotechnology company, and as a Director of Profectus Biosciences, Inc., a privately held biotechnology company. Mr. Rich was not re-nominated for election to the Board of Directors so his service as a director will end at the Annual Meeting. The Board of Directors believes Dr. Rich’s qualifications to sit on the Board of Directors include his significant accomplishments to the field of life sciences, both in his business endeavors and in his academic contributions. Mr. Rich is expected to continue to serve as Chairman Emeritus and as an Emeritus member of the Science and Technology Committee.

Thomas F. Ryan Jr. has served as a Director of Repligen since September 2003 and is currently a private investor. Mr. Ryan served as the President and Chief Operating Officer of the American Stock Exchange from

October 1995 to April 1999. Prior to 1995, he held a variety of positions at the investment banking firm of Kidder, Peabody & Co., Inc., serving as the firm’s Chairman in 1995. He holds a bachelor’s degree from Boston College and is a graduate of the Boston Latin School. Mr. Ryan is a Director for the New York State Independent System Operator, a Director for Mellon Asset Management Mutual Funds Board and a Trustee for Boston College. Mr. Ryan’s qualifications to sit on the Company’s Board of Directors include his years of experience in the areas of securities trading and investment banking.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

No family relationship exists among the officers and directors of Repligen. The Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions. The term “related party transactions” shall refer to transactions required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. There were no related party transactions during the nine-month fiscal year ended December 31, 2011.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of the Board of Directors

The Board has determined that each of the directors who has served during the nine-month fiscal year ended December 31, 2011, with the exception of Mr. Herlihy, has no material relationship with the Company and is independent within the meaning of the Company’s director independence standards and the director independence standards of The NASDAQ Stock Market LLC, or NASDAQ. Furthermore, the Board has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board is independent within the meaning of the Company’s and NASDAQ’s director independence standards and that each member of the Audit Committee meets the heightened director independence standards for audit committee members of the SEC.

Board Leadership Structure

The Board is led by its Chairperson, Karen Dawes, who is an independent director. Ms. Dawes was appointed as Co-Chairperson in July 2011 and became the Chairperson in December 2011. The Board believes that separating the roles of Chief Executive Officer and Chairperson of the Board is the most appropriate structure for the Company at this time. Having an independent Chairperson is a means to ensure that the Chief Executive Officer is accountable for managing the Company in the best interests of stockholders while, at the same time, acknowledging that managing the Board is a separate and time intensive responsibility. The Board also believes that having an independent Chairperson can serve to curb conflicts of interests, promote oversight of risk and manage the relationship between the Board and the Chief Executive Officer.

Executive Sessions

The Board intends to hold executive sessions of the independent Directors at least two times per year preceding or following regularly scheduled in-person meetings of the Board. Executive sessions do not include any employee Directors of the Company, and the Chairperson of the Board is responsible for chairing the executive sessions.

Policies Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing, from time to time, the appropriate qualities, skills and characteristics desired of Board members in the context of the current make-up of the Board and selecting or recommending nominees for election as Directors to the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all Directors:

•

Directors must be of high ethical character, have no conflict of interest and share the values of the Company as reflected in the Company’s Code of Business Conduct and Ethics, or the Code of Business Conduct;

•	Directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	Directors must have the ability to exercise sound business judgment;

•	Directors must have substantial business or professional experience and be able to offer advice and guidance to the Company’s management based on that experience; and

•	A Director must have (at a minimum) a bachelor’s degree or equivalent degree from an accredited college or university.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating Director nominees, such as:

•	An understanding of and experience in biotechnology and pharmaceutical industries;

•	An understanding of and experience in accounting oversight and governance, finance and marketing; and

•	Leadership experience with public companies or other significant organizations.

These factors and others are considered useful by the Board and are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

Neither the Nominating and Corporate Governance Committee nor the Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees although they may consider the diversity of background and experience of a director nominee in the context of the overall composition of the Board of Directors at that time. This consideration may focus on diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity. Generally, the Nominating and Corporate Governance Committee seeks director nominees with the talents and backgrounds that provide the Board of Directors with an appropriate mix of experience, knowledge and skills that will best serve the Company’s needs and objectives.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for selecting and nominating nominees for election as Directors but delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board or members of management will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for Director nominees in consultation with management, through the use of search firms or other advisers, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful in identifying candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for Director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as Director nominees for election to the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointment to the committees of the Board.

Procedures for Recommendation of Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider Director candidates who are recommended by the stockholders of the Company. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for Director candidates, shall follow the following procedures:

The Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date that the proxy statement was delivered to stockholders in connection with the preceding year’s annual meeting.

Such recommendation for nomination must be in writing and include the following:

•	Name and address of the stockholder making the recommendation, as they appear on the Company’s books and records, and of such record holder’s beneficial owner;

•	Number of shares of capital stock of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner;

•	Name and address of the individual recommended for consideration as a Director nominee, or a Director Nominee;

•	The principal occupation of the Director Nominee;

•	The total number of shares of capital stock of the Company that will be voted for the Director Nominee by the stockholder making the recommendation;

•

All other information relating to the Director Nominee that would be required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a Director if approved by the Board and elected); and

•	A written statement from the stockholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a Director.

Nominations must be sent to the attention of the Secretary of the Company by one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: Secretary

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•	By facsimile at (781) 250-0115:

Attn: Secretary

The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. Once the Nominating and Corporate Governance Committee receives the nomination of a candidate, the candidate will be evaluated and a recommendation with respect to such candidate will be delivered to the Board. Nominations not made in accordance with the foregoing policy shall be disregarded by the Nominating and Corporate Governance Committee and votes cast for such nominees shall not be counted.

Policy Governing Stockholder Communications with the Board of Directors

The Board provides to every stockholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for stockholder communication (as that term is defined by the rules of the SEC) as follows:

For communications directed to the Board as a whole, stockholders may send such communication to the attention of the Chairperson of the Board via one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: Chairperson of the Board of Directors

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•	By facsimile at (781) 250-0115:

Attn: Chairperson of the Board of Directors

For stockholder communications directed to an individual director in his or her capacity as a member of the Board, stockholders may send such communications to the attention of the individual Director via one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: [Name of Individual Director]

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•	By facsimile at (781) 250-0115:

Attn: [Name of Individual Director]

The Company will forward any such stockholder communication to the Chairperson of the Board, as a representative of the Board, and/or to the Director to whom the communication is addressed on a periodic basis. The Company will forward such communication by certified U.S. Mail to an address specified by each Director of the Board for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Board’s policy is that all Directors and all nominees for election as Directors are encouraged to attend the Company’s Annual Meeting of Stockholders in person if their schedule permits. Four members of the Board attended the last Annual Meeting of Stockholders.

Stock Ownership Policy

The Board of Directors has adopted a share ownership policy relating to ownership of the Company’s securities by the Company’s Chief Executive Officer and the directors. Subject to the terms of the policy, the Chief Executive Officer is required to acquire over a five-year period and hold shares of Common Stock of the Company equal to one times his or her base salary as of a specified measuring date, and each of the Company’s non-employee directors is required to acquire over a five-year period and hold shares of Common Stock of the Company equal to three times the Company’s annual cash retainer paid to each such non-employee director. Restricted stock and restricted stock units are included once the vesting conditions have been satisfied, but stock options (regardless of whether they are vested or unvested) are not included in the total number of shares owned by the Chief Executive Officer or the directors for purposes of the share ownership policy.

Code of Business Conduct and Ethics

Repligen has adopted the Code of Business Conduct as its “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act (and in accordance with the NASDAQ requirements for a “code of conduct”), which applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Business Conduct is available at the “About Us” — “Governance” section of the Company’s website at http://www.repligen.com. A copy of the Code of Business Conduct may also be obtained free of charge from the Company upon a request directed to Repligen Corporation, Attention: Investor Relations, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. The Company will promptly disclose any substantive changes in or waivers, along with reasons for the waivers, of the Code of Business Conduct granted to its executive officers, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and its directors by posting such information on its website at http://www.repligen.com under “About Us” — “Governance.”

Risk Oversight

The Company’s management is responsible for assessing and managing risk and the Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. The Board is responsible for overseeing risks related to the Company’s overall strategy, including, among others, product development, potential asset acquisitions, financial reporting, business continuity (including succession planning) and reputational risks faced by the Company.

The committees of the Board execute their oversight responsibility for risk management as follows:

•

The Audit Committee is responsible for overseeing the Company’s internal financial and accounting controls, work performed by the Company’s independent registered public accounting firm and the Company’s internal audit function. As part of its oversight function, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures.

•

The Compensation Committee is responsible for overseeing risks related to the Company’s cash and equity-based compensation programs and practices. As part of its oversight function, the Compensation Committee periodically discusses with the President and Chief Executive Officer as well as the Board of Directors, as necessary, the compensation plan for both executive officers and the independent directors, performance goals and objectives for the period and related achievement, peer group and other relevant compensation benchmarks and practices and other matters to ensure the Company’s compensation practices are in the best interest of the Company and its shareholders.

•

The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees and the Company’s corporate governance. In this regard, the Nominating and Corporate Governance Committee assesses the qualifications and independence of members of the Board, makes annual recommendations regarding Board and committee membership, and reviews transactions between the Company and its officers, directors, affiliates of officers and directors or other related parties for conflicts of interest.

•

The Science and Technology Committee as a committee, and its members in connection with their Board responsibilities, is responsible for overseeing risks related to the direction and investment in the Company’s product development and technology initiatives, including internal development projects and initiatives to license or acquire products and technologies.

BOARD MEETINGS AND COMMITTEES

The Board of the Company met six times during the nine-month fiscal year ended December 31, 2011. During the nine-month fiscal year ended December 31, 2011, no director attended fewer than 75% of the aggregate of each of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served. The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Science and Technology Committee. Each committee has a charter that has been approved by the Board. Each committee reviews the appropriateness of its charter periodically, as conditions dictate, but at least annually.

Audit Committee

The Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act and currently consists of Mr. Ryan, Ms. Dawes and Mr. Cooper. The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company and exercising the responsibilities and duties set forth below, including but not limited to: (a) appointing, compensating and retaining the Company’s independent registered public accounting firm, (b) overseeing the work performed by any independent registered public accounting firm, including conduct of the annual audit and engagement for any other services, (c) assisting the Board in fulfilling its responsibilities by reviewing: (i) the financial reports provided by the Company to the SEC, the Company’s stockholders or to the general public, and (ii) the Company’s internal financial and accounting controls, (d) recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations, (e) establishing procedures designed to facilitate (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters, (f) engaging advisors as necessary, and (g) serving as the Qualified Legal Compliance Committee, or the QLCC, in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder. The Audit Committee met three times and acted by written consent one time during the nine-month fiscal year ended December 31, 2011. Mr. Ryan currently serves as Chairperson of the Audit Committee. The Board has determined that Mr. Ryan qualifies as an “audit committee financial expert” under the rules of the SEC. The Board has determined that each member of the Audit Committee is independent within the meaning of the Company’s and NASDAQ’s director independence standards and the SEC’s heightened director independence standards for audit committee members as determined under the Exchange Act.

The Audit Committee operates under a written charter adopted by the Board, a current copy of which is available on the Company’s website at http://www.repligen.com under “About Us” — “Governance.”

Audit Committee Report (1)

The Audit Committee currently consists of Mr. Ryan, Chairperson, Ms. Dawes and Mr. Cooper. The Audit Committee has the responsibility and authority described in the Repligen Audit Committee Charter, which has been approved by the Board. The Board has determined that the members of the Audit Committee meet the independence requirements set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and the applicable rules of the National Association of Securities Dealers, Inc. and that Mr. Ryan qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

(1)	The material in this report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act or under the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management of the Company and Ernst & Young LLP the audited financial statements included in the Company’s Transition Report on Form 10-K for the nine months ended December 31, 2011, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed the Company’s quarterly financial statements for the first two fiscal quarters during the nine-month fiscal year ended December 31, 2011 and discussed them with both the management of the Company and Ernst & Young LLP prior to including such interim financial statements in the Company’s quarterly reports on Form 10-Q. In connection with the Company’s Transition Report on Form 10-K for the nine months ended December 31, 2011 and the quarterly reports on Form 10-Q for its first and second fiscal quarters of the nine-month fiscal year ended December 31, 2011, the Audit Committee discussed the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act.

The Audit Committee reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC and other applicable regulations. In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, has discussed with Ernst & Young LLP their independence from management and the Company, and has considered the compatibility with Ernst & Young LLP’s independence as auditors of the non-audit services performed for the Company by Ernst & Young LLP.

The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young LLP’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee met with Ernst & Young LLP to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee has also evaluated the performance of Ernst & Young LLP, including, among other things, the amount of fees paid to Ernst & Young LLP for audit and non-audit services. Based on its evaluation, the Audit Committee has selected Ernst & Young LLP (subject to stockholder ratification) to serve as the Company’s auditors for the fiscal year ending December 31, 2012.

The Audit Committee met three times during the nine-month fiscal year ended December 31, 2011. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Transition Report on Form 10-K for the nine months ended December 31, 2011 filed with the SEC, and the Board approved such inclusion.

Respectfully submitted by the Audit Committee,

Thomas F. Ryan, Jr., Chairperson

Karen A. Dawes

Glenn L. Cooper

Compensation Committee

The Compensation Committee, of which Mr. Cooper, Mr. Goldberg and Mr. Henry are currently members, is responsible (among other duties and responsibilities) for (a) discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers, (b) administering the Company’s incentive compensation and stock plans, and (c) reviewing and discussing with management the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations. The Committee is responsible for reviewing and making recommendations to management on company-wide compensation programs and practices, for taking final action with respect to the individual salary, bonus and equity arrangements of the Company’s Chief Executive Officer and other executive officers, and for recommending, subject to approval by the full Board, new equity-based plans and any material amendments thereto (including increases in the number of shares of Common Stock available for grant as options or otherwise thereunder) for which stockholder approval is required or desirable. The Compensation Committee met three times and acted by written consent one time during the nine-month fiscal year ended December 31, 2011. Mr. Cooper serves as the Chairperson of the Compensation Committee. The Board has determined that each member of the Compensation Committee is independent within the meaning of the Company, SEC and NASDAQ’s director independence standards.

The Compensation Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.repligen.com under “About Us — Governance.”

Compensation Committee Report

The Compensation Committee of the Board, which is comprised solely of independent directors within the meaning of applicable rules of NASDAQ, outside directors within the meaning of Section 162 of the Internal Revenue Code and non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, is responsible for developing executive compensation policies and advising the Board with respect to such policies and administering the company’s cash incentive and stock option plans. The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of a compensation consultant and consider recommendations from the Chief Executive Officer with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee. Mr. Cooper, Chairperson, Mr. Goldberg and Mr. Henry are the current members of the Compensation Committee.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee:

Glenn L. Cooper, Chairperson

Alfred L. Goldberg

Earl Webb Henry

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board consists currently of Ms. Dawes, Chairperson, Mr. Goldberg, Mr. Cooper and Mr. Ryan. Prior to July 2011, the Nominating and Corporate

Governance Committee consisted of all the non-employee members of the Board of Directors. The Nominating and Corporate Governance Committee did not separately meet during the nine-month fiscal year ended December 31, 2011, but acted by written consent two times.

The Committee is responsible for: (a) identifying individuals qualified to become members of the Board, and selecting or recommending that the Board select the Director Nominees for election, (b) reviewing the Code of Business Conduct, (c) monitoring compliance with and periodically reviewing the Code of Business Conduct and (d) reviewing and approving all related party transactions. The Nominating and Corporate Governance Committee may consider nominees for election as Directors recommended by stockholders as described above.

Ms. Dawes serves as the Chairperson of the Nominating and Corporate Governance Committee. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the Company, the SEC and NASDAQ’s director independence standards.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.repligen.com under “About Us” — “Governance.”

Science and Technology Committee

The Science and Technology Committee of the Board consists currently of Messrs. Rich, Goldberg, Henry, and Herlihy. The Science and Technology Committee did not meet during the nine-month fiscal year ended December 31, 2011, but acted by written consent two times. The Science and Technology Committee is responsible for examining and advising on management’s direction and investment in Repligen’s product development and technology initiatives, including both internal development projects and initiatives to license or acquire products and technologies. Mr. Rich serves as the Chairperson of the Science and Technology Committee. Mr. Rich’s service as a director will end at the Annual Meeting although he will remain an Emeritus member of the Science and Technology Committee. The Science and Technology Committee intends to appoint a new Chairperson at its next meeting.

The Science and Technology Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.repligen.com under “About Us” — “Governance.”

COMPENSATION DISCUSSION AND ANALYSIS

Year in Review

We achieved strong results in the nine-month fiscal year ended December 31, 2011, both in terms of our financial performance and in the achievement of certain key strategic objectives for the Company. Among the strategic objectives that we accomplished in the nine-month fiscal year ended December 31, 2011 were the following:

•

The Company acquired the business of Novozymes Biopharma DK A/S and Novozymes Biopharma Sweden AB headquartered in Lund, Sweden and all related operations, including the manufacture and supply of cell culture ingredients and Protein A affinity ligands for use in industrial cell culture, stem and therapeutic cell culture and biopharmaceutical manufacturing, or the Novozymes Biopharma Business. The Company paid a purchase price of 17.0 million Euros (~$22.7 million), plus an additional 3.0 million Euros (~$4.0 million) for additional acquired working capital and up to an additional 4.0 million Euros (~$5.2 million) in payments contingent upon the achievement of certain sales metrics and the transfer of certain manufacturing technology. The acquisition of the Novozymes Biopharma Business, or the Novozymes Acquisition, diversifies and expands the Company’s product offering and customer base, while doubling the Company’s manufacturing capacity and bioprocessing revenue.

•

The Company’s New Drug Application, or NDA, for SecreFlo™ was accepted for priority review by the U.S. Food and Drug Administration, or FDA. The FDA assigned a Prescription Drug User Fee Act target review date of June 21, 2012 to the SecreFlo NDA. The Company also prepared a SecreFlo marketing authorization application to the European Medicines Agency which was submitted in March 2012.

•	The Company’s bioprocessing product revenue for the nine-month fiscal year ended December 31, 2011 increased 11.9% over the nine-month period ended December 31, 2010.

•

The Company developed a new, larger-scale product line under the trade name OPUS™ which is based on a technology for the production of pre-packed, single-use chromatography columns for the purification of biopharmaceuticals and vaccines and launched this new product line in February 2012.

•	The Company completed a Phase 1 clinical study of RG3039 for treatment of patients with spinal muscular atrophy, or SMA, in healthy volunteers.

Among the other changes considered as a result of the Novozymes Acquisition, the Company assessed changing its fiscal year period to facilitate the integration and consolidated reporting of the Novozymes Biopharma Business. Previously, the Company’s fiscal year ended on March 31. After careful review, on December 15, 2011, the Company changed its fiscal year to end on December 31. Following the change, the nine-month period from April 1, 2011 through December 31, 2011 is referred to in this Proxy Statement as “the nine-month fiscal year ended December 31, 2011.”

Compensation Philosophy

The Company’s compensation philosophy is based on a desire to motivate its executive officers to enhance stockholder value, to provide a fair reward for this effort and to stimulate its executive officers’ professional and personal growth. The Company believes that the compensation of its executive officers should align the executive officers’ interests with those of the stockholders and focus executive officer behavior on the achievement of both near-term corporate goals, as well as long-term business objectives and strategies.

It is the responsibility of the Compensation Committee of the Board to administer the Company’s compensation programs to ensure that it is competitive with other bioprocessing, biopharmaceutical and biotechnology companies and to include incentives that are designed to appropriately drive the Company’s continued development. The Compensation Committee reviews and approves all components of the Company’s executive officer compensation, including executive officer salaries, annual cash incentive compensation and equity incentive compensation. The Compensation Committee recommends to the full Board for approval new equity-based plans and any material amendments thereto (including increases in the number of shares of Common Stock available for grant as options or otherwise thereunder) for which stockholder approval is required or desirable.

Objectives of the Compensation Programs

The Company’s compensation programs for its executive officers are designed to achieve the following objectives:

•	annual cash and incentive compensation that motivates the executive officers to manage the business to meet the Company’s short- and long-term objectives;

•

equity incentive compensation to ensure that its executive officers are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees thereby aligning the executive officers’ interests with those of stockholders; and

•

salaries that are competitive with other bioprocessing, biopharmaceutical and biotechnology companies with which the Company competes for talent, determined by comparing the Company’s pay practices with these companies.

Compensation Evaluation Processes

The Company’s executive officer compensation consists of three key components: base salary, annual cash incentive compensation and equity incentive compensation. Each of these components is intended to complement the other, and taken together, to satisfy the Company’s compensation objectives. The Compensation Committee considers a number of factors in setting compensation for its executive officers, including Company performance, as well as the executive’s performance, experience, responsibilities and the compensation of similar positions in our peer group of similar companies.

In evaluating our executive compensation program for the nine-month fiscal year ended December 31, 2011, the Compensation Committee considered the stockholder advisory vote, or the say-on-pay vote, on our executive compensation for the fiscal year ended March 31, 2011, which was approved by over 87% of the votes cast. The Compensation Committee believes that the stockholders, through this advisory vote, endorsed the compensation philosophies of our Company and, thus, the Compensation Committee maintained the basic structure and design of our executive compensation programs for calendar year 2012 with a potentially increased emphasis on awards of equity incentive to align the executive officers’ financial interest with long-term stockholder value if the stockholders vote to approve the 2012 Stock Plan, as proposed in this Proxy Statement. The Committee will continue to align executive compensation programs with the interests of our stockholders and current market practice, including a continued emphasis on pay for performance. We will hold a say-on-pay vote on an annual basis until the next vote on the frequency of such stockholder advisory votes, which will occur no later than our 2017 Annual Meeting of Stockholders.

In establishing compensation levels for each executive officer, the Compensation Committee has the authority to engage the services of outside experts to assist it. Our finance and human resources departments support the Compensation Committee in its work and act in accordance with the direction given to them to administer our compensation programs. In addition, in the nine-month fiscal year ended December 31, 2011, the Compensation Committee retained Meridian Compensation Partners, LLC, an independent compensation consulting firm, or Meridian, to assess the competitiveness and effectiveness of the Company’s executive compensation program.

Throughout the nine-month fiscal year ended December 31, 2011, the Compensation Committee held meetings with management and representatives of Meridian to:

•	review our compensation objectives;

•	review the actual compensation of our executive officers for consistency with our objectives;

•	analyze trends in executive compensation;

•

assess our variable cash compensation structure, as well as incentive plan components and mechanics, to ensure an appropriate correlation between pay and performance with resulting compensation opportunities that balance returns to the Company and its stockholders;

•	assess our equity-based awards programs against our objectives of executive incentive, retention and alignment with stockholder interests;

•	benchmark our executive cash compensation and equity-based awards programs, and assess our pay versus performance against our peer group; and

•	review recommendations for calendar year 2012 compensation for appropriateness relative to our compensation objectives.

Historically, the Compensation Committee approved total executive officer compensation that correlated to approximately the 25th percentile of biotechnology companies in our peer group based upon the Radford Global Life Sciences Survey, a publicly available compensation data subscription service, or the Radford Survey. The Radford Survey included both publicly traded and privately held companies operating primarily in the biotechnology and other life science industries with 50 to 149 employees.

In November 2011, Meridian provided the Compensation Committee with an analysis of base salary, target bonus, target total cash, long-term incentives value and design and target total compensation of comparable companies in the biotechnology and biopharmaceutical industry. In performing this analysis, Meridian used a peer group of 15 biotechnology and biopharmaceutical companies, which was reviewed and approved by the Compensation Committee. The companies included in the peer group had revenues with a median of $29.42 million and had a median of 98 employees, as compared to Repligen’s 137 employees as of February 14, 2012. The peer group used in the report presented for consideration of compensation decisions consisted of the following companies:

ACADIA Pharmaceuticals Inc.	Ligand Pharmaceuticals Incorporated	Sangamo BioSciences, Inc.
ArQule, Inc.	Maxygen, Inc.	SIGA Technologies, Inc.
AVI BioPharma, Inc.	Micromet, Inc.	Theravance, Inc.
Celldex Therapeutics, Inc.	Nabi Biopharmaceuticals	Vanda Pharmaceuticals Inc.
Dynavax Technologies Corporation	Opko Health, Inc.	XOMA Ltd.

As summarized below, Meridian’s review of peer companies revealed that the Company’s base salaries, target bonus percentages and, in the aggregate, its long term incentives are all materially below the 50th percentile.

Base Salary as Compared to 50th Percentile of Peer Group

Name and Position	Base Salary for the Nine- Month Fiscal Year ended December 31, 2011 (annualized for a 12-month fiscal year)	50th Percentile Base Salary for Position in Peer Group	Percent Actual Salary is Below 50th Percentile in Peer Group
Walter C. Herlihy — Chief Executive Officer	$393,000	$485,000	19%
William J. Kelly — Chief Financial Officer	$205,000	$314,000	35%
James R. Rusche — Senior Vice President, Research and Development	$264,000	$347,000	24%
Daniel P. Witt — Vice President, Operations	$220,000	$323,000	32%

Target Bonus Percentage as Compared to 50th Percentile of Peer Group

Name and Position	Target Bonus Percentage for the Nine-Month Fiscal Year ended December 31, 2011	50th Percentile Target Bonus for Position in Peer Group
Walter C. Herlihy — Chief Executive Officer	50%	60%
William J. Kelly — Chief Financial Officer	30%	40%
James R. Rusche — Senior Vice President, Research and Development	30%	40%
Daniel P. Witt — Vice President, Operations	30%	40%

Long-Term Incentives as Compared to Peer Group

Historically, the Compensation Committee made periodic grants of stock options with five-year vesting to align the executive officers’ financial interest with long-term stockholder value. However, such grants were not made every year. Based on Meridian’s review of our peer group, most companies made long term incentive awards on an annual basis, with 87% of companies in the peer group granting awards of stock options and 33% granting restricted stock, with vesting ranging from three to four years. The Compensation Committee believes that equity incentives, in the form of stock options and restricted stock awards with vesting over time or upon achievement of performance objectives, can be an effective vehicle for the long-term element of compensation, as these align individual and team performance with the achievement of the Company’s strategic and financial goals over time, and with stockholders’ interests. Stock options, which have exercise prices of at least fair market value of the Company’s stock on the date of grant, reward executive officers only if the stock price increases from the date of grant. Restricted stock awards are impacted by all stock price changes, so the value to the executive officers is affected by both increases and decreases in stock price from the market price at the date of grant. The Compensation Committee is evaluating implementing long term incentive awards based on a mix of restricted stock grants and stock option awards, a portion of which could include performance-based vesting criteria.

The Compensation Committee uses the peer group compensation data as one of several factors to determine appropriate compensation parameters for base salary, variable cash compensation and equity-based, long-term incentives. The Compensation Committee’s executive compensation decisions are made on a case-by-case basis, and specific benchmark results do not, in and of themselves, determine individual targets.

The Compensation Committee anticipates that it will continue to conduct similar annual reviews of our executive compensation practices and use independent outside consultants for similar services in the future.

Executive Compensation

The Compensation Committee believes its executive compensation programs for the nine-month fiscal year ended December 31, 2011 rewarded the Company’s accomplishments during the year, including the consummation of the Novozymes Acquisition, the submission of the SecreFlo NDA, the development of the OPUS product line and the completion of the SMA Phase 1 clinical study, encouraged sustained achievement of longer-term goals and initiatives and maintained a motivated and engaged leadership team. The Compensation Committee also notes that the balanced executive compensation program design avoided the encouragement or reward of inappropriate risk-taking detrimental to the Company.

Base Salary

Each executive officer (except the Chief Executive Officer whose performance is reviewed directly by the Compensation Committee) has an annual performance review with the Chief Executive Officer, who makes recommendations on salary increases, promotions and equity and non-equity incentive awards to the Compensation Committee. The Company believes that the base salaries paid to the executive officers during the nine-month fiscal year ended December 31, 2011 achieved its compensation objectives.

The recommended salary increases are based on each executive officer’s performance, qualifications, experience, responsibilities and Meridian’s survey of the publicly disclosed compensation of similar positions at companies in the peer group. The compensation report prepared by Meridian showed that the base salaries of these four executives all fell below the 50th percentile among the Company’s peer groups as disclosed above. In reviewing base salary increases, the Compensation Committee considered the Chief Executive Officer’s recommendation to promote Mr. Witt to Senior Vice President of Operations, a new position that reflects Mr. Witt’s increased efforts during the nine-month fiscal year ended December 31, 2011 and future responsibilities in leading the ongoing operations of the Novozymes’ facility in Lund, Sweden acquired as part of the Novozymes Acquisition. For the fiscal year ending December 31, 2012, the Compensation Committee increased the base salary for Mr. Witt by 13.6% to $250,000. For each of Mr. Rusche and Mr. Kelly, the Chief Executive Officer recommended standard, cost of living increases for each of their base salaries. The Compensation Committee increased base salaries for each of Mr. Rusche and Mr. Kelly by 2.3% and 2.4%, respectively, to $270,000 and $210,000, respectively. In reviewing Mr. Herlihy’s base salary, the Compensation Committee noted that he had led the company in an impressive manner and that Mr. Herlihy’s salary was below the 50th percentile by over $100,000, or about 21%. For the fiscal year ending December 31, 2012, the Compensation Committee approved a base salary increase of 10% to $433,000 for Mr. Herlihy to compensate him for his performance. The Compensation Committee currently intends to bring Mr. Herlihy’s base salary closer to the 50th percentile over a three-year period.

Annual Cash Incentive Compensation Plan

The Company’s executive officers are eligible to receive annual cash incentive compensation based on both corporate results and their own individual performance as measured against the goals set forth below, or the Company Objectives, pursuant to the Annual Cash Incentive Compensation Plan, or the Plan. The annual cash incentive compensation earned by each executive officer is determined by the Compensation Committee after the end of each fiscal year and calculated as a percentage of an executive officer’s base salary.

The Company establishes the target amount of its annual cash incentive compensation at a level that represents a meaningful portion of the executive officers’ current paid out cash compensation, and sets an additional threshold below the target levels and maximum performance levels which exceed the target levels. In establishing these levels, in addition to considering the incentives that the Company wants to provide to the executive officers, it also considers the annual cash incentive compensation levels for comparable positions within our peer group and our own historical practices.

The following were the overall Company Objectives for April 1, 2011 through December 31, 2011, or the Performance Period:

1.	Achieve key development program milestones,

2.	Financial performance against budget and

3.	Enhance organizational development.

Plan Protocol

The Compensation Committee administers the Plan:

1.	At the beginning of the fiscal year, the Chief Executive Officer, with assistance from senior management, proposes annual corporate goals, measurement criteria and weightings, subject to review and approval by the Compensation Committee.

2.	At the end of the fiscal year, the Chief Executive Officer evaluates performance levels for the Plan in achieving these annual corporate goals which are subject to review and approval by the Compensation Committee. Specific bonus award recommendations for all participants (except the Chief Executive Officer) are submitted to the Compensation Committee for review and approval.

3.	The Compensation Committee determines the size of the overall bonus pool based on the Company’s performance against the above objectives and the target bonus figures.

Plan Payout

The Compensation Committee is responsible for evaluating actual performance against the performance goals and determining the actual bonus award earned. The Chief Executive Officer submits a documented evaluation of the performance of each of the other participants to assist the Compensation Committee in its review and proposed bonus awards to the Compensation Committee for its consideration. The Compensation Committee makes all final determinations regarding performance evaluations of participants and actual bonus awards. See “Performance Criteria” for a discussion on the performance criteria and determinations for the nine-month fiscal year ended December 31, 2011.

The Company must attain a minimum of 60% of its goals for any payment to be made pursuant to the Plan, and the Compensation Committee may, at its discretion, elect not to pay bonuses. Should the Company achieve less than 60% of its goals, the Compensation Committee may elect to pay the individual portion of the incentive award for exceptional personal achievement. Based on the proportion of corporate versus individual goals defined for each organizational level and position and the target incentive percentage, a final incentive payout is determined for each participant.

For the nine-month fiscal year ended December 31, 2011, the Company established a target annual cash incentive award for each of the executive officers, depending on their role, experience and objectives to be achieved as follows:

Individual Annual Cash Incentive Targets

Bonus Target as % of Salary for the Nine-Month Fiscal Year ended December 31, 2011
Chief Executive Officer	50%
Vice President	30%

Individual Annual Cash Incentive Targets

	Portion Tied to Corporate Results	Portion Tied to Individual Results
Chief Executive Officer	100%	0%
Vice President	60%	40%

Performance Criteria

The incentive compensation of executive officers (including the Chief Executive Officer) is based, for the most part, on the achievement of certain goals by the Company, as a whole, and by the individual (and his or her business unit) concerned. The Compensation Committee therefore examines two specific areas in formulating the compensation packages of its executive officers. Criteria and specific goals within each category are as follows:

Company Performance

•	The extent to which key product manufacturing, product sales, financial, research and clinical objectives of the Company have been met during the preceding fiscal year.

Executive Performance

•	An executive officer’s involvement in and responsibility for the attainment of key product manufacturing, product sales, financial, research, clinical and other strategic objectives of the Company;

•	The involvement of an executive officer in personnel recruitment, retention and morale; and

•	The responsibility of the executive officer in working within budgets, controlling costs and other aspects of expense management.

Achievement of Corporate Objectives and Cash Incentive Determination

The portion of cash incentive tied to corporate results is determined based on evaluation of the percentage completion of the established corporate objectives determined at the beginning of the fiscal year. These objectives include product development objectives, financial performance objectives and corporate development objectives. The corporate objectives are designed to be difficult to achieve 100% completion, and the Compensation Committee stringently assesses the attainment of these objectives. The ultimate evaluation of achievement is at the sole discretion of the Compensation Committee following discussions with management and is based both on quantitative, objective calculations such as the achievement of certain financial or research milestones, as well as a qualitative assessment which takes into consideration the level of effort, end results, and other contributing internal and external factors that could reasonably be expected to evaluate performance. The Chief Executive Officer evaluated the actual performance against the performance goals and submitted such evaluation to the Compensation Committee. The Compensation Committee reviewed this evaluation and determined that the aggregate percentage completion of the corporate objectives was 83.5%. The corporate portion of the cash incentive plan for all officers was calculated at this level of achievement.

The following is a summary of the corporate objectives for the nine-month fiscal year ended December 31, 2011 and the detailed calculation supporting the achievement of each such objective:

Company Objectives for the Nine-Month Fiscal Year ended December 31, 2011	Weight	Percent Score (achievement as determined by Compensation Committee)	Weighted Score
RG1068 – SecreFlo for Pancreatic Imaging
Seek and obtain regulatory approvals for SecreFlo; advance commercialization plans; expand indications; and extend product line	40%	61.3%	24.5%
Bioprocessing Business
Achieve sales targets; acquire or develop new products; and develop and expand Opus™ product line	25%	114.0%	28.5%
Pipeline Development
Patient enrollment in Phase 1 trial of RG2833; complete Phase 1a trial and initiate Phase 1b trial for RG3039; further collaboration efforts; and conduct other preclinical studies	25%	80.0%	20.0%
Finance and Corporate Development
Control cash burn to less than $5 million; and achieve gross margin on product sales of 60%	10%	105.0%	10.5%

TOTAL CORPORATE PERFORMANCE	100.0%		83.5%

Achievement of Individual Objectives

In addition to the corporate objectives outlined above, executive officers with the exception of Mr. Herlihy, also have an individual objective component to their annual cash incentive compensation. The performance assessment for the individual objectives of the executive officers is not calculated on a line item basis, but rather represents an overall assessment as to how the executive officer contributed to the success of the Company within their area of responsibility. The individual objectives are designed to be difficult to achieve 100% completion. The Compensation Committee has stringently assessed the attainment of these objectives by each executive officer. When individual performance objectives are not fully met, as occurred in the nine-month fiscal year ended December 31, 2011, executive officers do not receive all of their “at risk” or performance-based compensation.

As President and Chief Executive Officer, Mr. Herlihy is responsible for overseeing all of our corporate functions, product development and clinical activities and marketing activities. Working in concert with our Board of Directors, Mr. Herlihy formulates current and long-term Company plans and objectives and represents Repligen throughout the market in the business and non-business communities. Because of his role and responsibilities, Mr. Herlihy’s annual cash incentive is calculated at the corporate performance rate to closely align his compensation with the Company performance. The Compensation Committee determined that his overall annual cash incentive score should be 83.5%.

Mr. Rusche is ultimately responsible for providing leadership on all of Repligen’s research and development activities. Specifically, his objectives included supervising all aspects of the manufacture of our drug candidates to support clinical trials; identifying new potential applications for our product candidates; leading our research efforts for the treatment of Friedreich’s ataxia and Spinal Muscular Atrophy, including assessing the suitability of our existing clinical candidates and evaluating the effectiveness of these candidates in other disease models; driving process development work to assist the growth of our bioprocessing business; supporting our business development initiatives; and representing Repligen to the scientific community as necessary. The overall evaluation of achievement in these factors is both quantitative and qualitative. The Chief Executive Officer evaluated Mr. Rusche’s actual performance against his individual objectives and submitted such evaluation to the Compensation Committee, which determined that the aggregate achievement of the individual objectives for Mr. Rusche was 85%.

Mr. Witt is ultimately responsible for managing Repligen’s contracts and intellectual property portfolio as well as all Bioprocessing manufacturing operations. Specifically, his objectives included evaluating and in-licensing intellectual property to support the development of our product candidates; delivering on production and gross margin targets, ensuring product quality and on-time delivery to customers; and supporting our business development initiatives. The overall evaluation of achievement in these factors is both quantitative and qualitative. The Chief Executive Officer evaluated Mr. Witt’s actual performance against his individual objectives and submitted such evaluation to the Compensation Committee, which determined that the aggregate achievement of the individual objectives for Mr. Witt was 85%.

Mr. Kelly is ultimately responsible for Repligen’s finance and administration activities. Specifically, his objectives included leading our financial reporting, compliance and financial planning and analysis activities; maintaining and improving our human resource and information technology infrastructures; supporting our business development initiatives; and overseeing our facility and administrative activities. The overall evaluation of achievement in these factors is both quantitative and qualitative. The Chief Executive Officer evaluated Mr. Kelly’s actual performance against his individual objectives and submitted such evaluation to the Compensation Committee, which determined that the aggregate achievement of the individual objectives for Mr. Kelly was 75%.

Since the Company had a nine-month fiscal year, as opposed to a full 12-month fiscal year, the individual bonus targets that were initially proposed for executive officers were reduced by 25% to accommodate the shortened fiscal year. For the nine-month fiscal year ended December 31, 2011:

•	Mr. Herlihy’s cash incentive of $123,058 was calculated based on an overall achievement of 83.5% as discussed above.

•	Mr. Rusche’s cash incentive of $49,955 was calculated by an individual results achievement of 85% and corporate results achievement of 83.5% for an overall achievement of 84.1%.

•	Mr. Witt’s cash incentive of $41,630 was calculated by an individual results achievement of 85% and corporate results achievement of 83.5% for an overall achievement of 84.1%.

•	Mr. Kelly’s cash incentive of $36,946 was calculated by an individual results achievement of 75% and corporate results achievement of 83.5% for an overall achievement of 80.1%.

Objectives for the Fiscal Year Ending December 31, 2012

Our executive compensation programs for the fiscal year ending December 31, 2012 are consistent with our programs for the nine-month fiscal year ended December 31, 2011, which received strong support from our stockholders in the “say on pay” advisory vote conducted at our 2011 Annual Meeting of Stockholders. In March 2012, the Compensation Committee reviewed its compensation objectives and concluded that it would continue to base executive compensation on the elements utilized in the nine-month fiscal year ended December 31, 2011: base salary, annual cash incentive compensation and equity incentive compensation.

The Compensation Committee also established the Company Objectives for the Plan for the fiscal year ending December 31, 2012, which are substantially similar in focus and structure to those established for the nine-month fiscal year ended December 31, 2011. The Company Objectives for the Plan for the fiscal year ending December 31, 2012 are the following:

•	Bioprocessing Business — achieve sales targets; integrate Novozymes Biopharma Business; acquire or develop new products.

•

SecreFlo — seek and obtain regulatory approvals for SecreFlo; advance commercialization plans and promptly launch SecreFlo in the U.S. if the NDA is approved; and conduct additional clinical studies to determine additional uses of SecreFlo.

•	RG2833 / RG3039 — patient enrollment in Phase 1 trial of RG2833; finance continued clinical development.

•	Finance and Stock Performance — review profitability against GAAP net income and cash flow from operations; and performance of the Company’s stock against the Russell 2000 Index.

Equity Incentive Compensation

Equity grants, generally in the form of stock options that vest over a five-year period, are awarded on a periodic, but not necessarily annual, basis. The Company has historically granted equity compensation in the form of stock options primarily because stock options are an effective tool for motivating executives in the long-term and to retain and reward the executive officers and to further align the executive officers’ financial interest with long-term stockholder value. The Compensation Committee believes that equity incentives, in the form of stock options with vesting over time, are an effective vehicle for the long-term element of compensation, as these align individual and team performance with the achievement of the Company’s strategic and financial goals over time, and with stockholders’ interests. The Compensation Committee is currently evaluating the benefits of adding performance based equity awards in lieu of or in combination with, stock option awards with time-based vesting criteria. Stock options reward executive officers only if the stock price increases from the date of grant over time, while performance based awards encourage and motivate executive officers to invest their time and efforts in the Company as the value of the award is dependent on the success of the Company or individual objectives.

In the nine-month fiscal year ended December 31, 2011, in addition to the performance criteria set forth below, the Compensation Committee considered a number of factors in determining what, if any, equity incentive compensation to grant to the executive officers, including:

•	the performance of the Company during the fiscal year;

•	the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by the executive officers;

•	the number of restricted shares held by the executive officers;

•	the vesting schedule of the unvested stock options or restricted stock held by the executive officers;

•	the financial statement impact of any equity award;

•	the amount and percentage of the total equity on a diluted basis held by the executive officers; and

•	the amount of available shares under the Company’s equity incentive plan.

For the nine-month fiscal year ended December 31, 2011, the Company granted no options to any executives due to the limited availability of shares under the Company’s equity incentive plan. If the stockholders vote to approve the 2012 Stock Plan, as proposed in this Proxy Statement, then the Compensation Committee intends to compensate and motivate executive officers with stock option or other equity incentive compensation awards based on the above criteria.

On April 9, 2012, upon the recommendation of the Compensation Committee, the Board approved the Repligen Corporation 2012 Stock Plan, which will replace the Company’s current equity incentive plan. The Board approved the 2012 Stock Plan to permit the Company to continue to grant stock-based compensation to executives, so that such executive compensation could continue to be aligned with Company performance and increase in stockholder value. See “Item 4 — Approval of the 2012 Stock Option and Incentive Plan” for additional information.

Other Compensation

All full-time employees, including the executive officers, may participate in the health and welfare benefit programs, including medical, dental and vision care coverage, disability and life insurance and the Company’s 401(k) plan.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation Earned

The following table summarizes the compensation earned during the nine-month fiscal year ended December 31, 2011 and the fiscal years ended March 31, 2011, 2010 and 2009 by the Company’s principal executive officer, principal financial officer and other most highly compensated executive officers who were serving as executive officers as of December 31, 2011 and whose total compensation exceeded $100,000. These individuals are referred to as named executive officers.

Summary Compensation Table for the Nine-Month Fiscal Year ended December 31, 2011, or 2011T, and the Fiscal Years ended March 31, 2011, 2010 and 2009

Name and Principal Position	Year	Salary ($)	Bonus ($) (3)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compen- sation ($) (2)	Total ($)
Walter C. Herlihy President and Chief Executive Officer	2011T	294,800	—	—	123,058	—	417,858
	2011	383,500	52,000	97,375	159,153	2,000	694,028
	2010	372,000	—	—	158,300	2,000	532,300
	2009	365,000	—	369,590	149,103	2,000	885,693

William J. Kelly Chief Financial Officer	2011T	153,750	—	—	36,946	—	190,696
	2011	200,000	—	48,688	49,560	2,000	300,248
	2010	194,000	—	—	43,300	2,000	239,300
	2009	190,000	—	—	45,998	2,000	237,998

James R. Rusche Senior Vice President, Research and Development	2011T	198,000	—	—	49,955	—	247,955
	2011	258,000	18,720	48,688	63,313	2,000	390,721
	2010	251,000	—	—	60,500	2,000	313,500
	2009	246,000	—	184,795	61,313	2,000	494,108

Daniel P. Witt Senior Vice President, Global Operations	2011T	165,000	—	—	41,630	—	206,630
	2011	215,000	10,400	48,688	53,793	2,000	329,881
	2010	209,000	—	—	49,600	2,000	260,600
	2009	205,000	—	184,795	45,928	2,000	437,723

(1)	Represents the aggregate grant date fair value for awards granted in the respective fiscal years calculated in accordance with the FASB Accounting Standard Codification Topic Compensation — Stock Compensation. The assumptions the Company used for calculating the grant date fair values are set forth in note 2 to the Company’s consolidated financial statements included in the Company’s Transition Report on Form 10-K for the nine months ended December 31, 2011. Option Awards listed herein were granted shortly after the prior fiscal year end, based upon the Compensation Committee’s review of the prior year performance. For example, fiscal year 2011 Option Awards were issued in July 2010 at an exercise price of $3.33, based upon a review of fiscal year 2010 results. No stock options were granted to the named executives in nine-month fiscal year ended December 31, 2011 based on fiscal year 2011 results.
(2)	Represents the match, paid by Repligen on behalf of such individual into the Repligen Corporation 401(k) Savings Plan, of the first 5% for the years ended March 31, 2011, 2010 and 2009, respectively, of salary and bonus contributed by such individual subject to a maximum of $2,000 per year.
(3)	Represents amounts paid upon the cancellation of a stock option held by the executive which had an exercise price of $2.66 per share prior to their April 3, 2011 scheduled expiration. The amount paid was based upon the difference between the closing price of the Company’s Common Stock on March 30, 2011, $3.70, and $2.66, multiplied by the total number of shares subject to the stock option.

Grants of Plan-Based Awards for the Nine-Month Fiscal Year ended December 31, 2011

The table below sets forth grants of awards that were made in the nine-month fiscal year ended December 31, 2011 to our named executive officers. In the nine-month fiscal year ended December 31, 2011, the Company made no awards to any executive officers due to the limited availability of shares under the Company’s equity incentive plan.

Name	Grant Date	All other Stock Awards: Number of Shares of Stock or units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Walter C. Herlihy	—	—	—	—	—
William J. Kelly	—	—	—	—	—
James R. Rusche	—	—	—	—	—
Daniel P. Witt	—	—	—	—	—

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.”

Outstanding Equity Awards at the Nine-Month Fiscal Year ended December 31, 2011

This following table sets forth certain information regarding the outstanding stock option grants and stock awards to the named executive officers at December 31, 2011.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Walter C. Herlihy	30,000	—		$3.24	4/11/2012
	20,000	—		$3.24	4/11/2012
	32,291	—		$5.51	4/23/2013
	32,709	—		$5.51	4/23/2013
	50,000	—		$3.05	4/30/2014
	50,000	—		$1.83	5/13/2015
	60,000	40,000	(1)	$5.87	6/6/2018
	10,000	40,000	(2)	$3.33	7/15/2020

William J. Kelly	60,000	40,000	(3)	$4.82	3/31/2018
	5,000	20,000	(4)	$3.33	7/15/2020

James R. Rusche	25,000	—		$3.24	4/11/2012
	2,469	—		$5.51	4/23/2013
	22,531	—		$5.51	4/23/2013
	25,000	—		$3.05	4/30/2014
	25,000	—		$1.83	5/13/2015
	30,000	20,000	(5)	$5.87	6/6/2018
	5,000	20,000	(4)	$3.33	7/15/2020

Daniel P. Witt	10,000	—		$3.24	4/11/2012
	10,000	—		$5.51	4/23/2013
	10,000	—		$3.05	4/30/2014
	12,500	—		$1.83	5/13/2015
	30,000	20,000	(5)	$5.87	6/6/2018
	5,000	20,000	(4)	$3.33	7/15/2020

(1)	20,000 shares will vest on each of the following dates: June 6, 2012 and June 6, 2013.
(2)	10,000 shares will vest on each of the following dates: July 15, 2012, July 15, 2013, July 15, 2014 and July 15, 2015.
(3)	20,000 shares vested on March 31, 2012 and 20,000 shares will vest on March 31, 2013.
(4)	5,000 shares will vest on each of the following dates: July 15, 2012, July 15, 2013, July 15, 2014 and July 15, 2015.
(5)	10,000 shares will vest on each of the following dates: June 6, 2012 and June 6, 2013.

Option Exercises and Stock Vested for the Nine-Month Fiscal Year ended December 31, 2011

The following table sets forth certain information regarding the number of shares of restricted stock issued under the Second Amended and Restated 2001 Repligen Corporation Stock Plan, or the 2001 Stock Plan, that vested in the nine months ended December 31, 2011 and the corresponding number of stock options exercised and amounts realized by the named executive officers under the 2001 Stock Plan in the nine months ended December 31, 2011. In the nine-month fiscal year ended December 31, 2011, the Company made no awards to any executive officers due to the limited availability of shares under the Company’s equity incentive plan.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Walter C. Herlihy	—	$—	—	$—
William J. Kelly	—	$—	—	$—
James R. Rusche	—	$—	—	$—
Daniel P. Witt	—	$—	—	$—

Director Compensation for the Nine-Month Fiscal Year ended December 31, 2011

The following table sets forth a summary of the compensation the Company paid to its non-employee directors in the nine months ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)(3)	Total ($)
Glenn L. Cooper	33,250	25,196	58,446
Karen A. Dawes	40,750	25,196	65,946
Alfred L. Goldberg	28,250	25,196	53,446
Earl Webb Henry	30,750	25,196	55,946
Alexander Rich	45,000	25,196	70,196
Thomas F. Ryan, Jr.	37,750	25,196	62,946

(1)	Represents the aggregate grant date fair value for awards granted in the respective fiscal years calculated in accordance with the FASB Accounting Standard Codification Topic Compensation — Stock Compensation. The assumptions the Company used for calculating the grant date fair values are set forth in note 2 to the Company’s consolidated financial statements included in the Company’s Transition Report on Form 10-K for the nine months ended March 31, 2011.
(2)	The non-employee directors of the Board who held such position on December 31, 2011 held the following aggregate number of unexercised stock options as of such date:

Name	Number of Securities Underlying Unexercised Options
Glenn L. Cooper	59,000
Karen A. Dawes	149,000
Alfred L. Goldberg	99,000
Earl Webb Henry	99,000
Alexander Rich	105,000
Thomas F. Ryan, Jr.	179,000

(3)	The following table presents the grant date fair value of each grant of stock options in the respective fiscal year to non-employee directors, computed in accordance with the FASB Accounting Standard Codification Topic Compensation — Stock Compensation:

Name	Grant Date	Number of Securities Underlying Options	Exercise Price of Option Awards ($)	Grant Date Fair Value of Options ($)
Glenn L. Cooper	12/15/2011	15,000	3.22	25,196
Karen A. Dawes	12/15/2011	15,000	3.22	25,196
Alfred L. Goldberg	12/15/2011	15,000	3.22	25,196
Earl Webb Henry	12/15/2011	15,000	3.22	25,196
Alexander Rich	12/15/2011	15,000	3.22	25,196
Thomas F. Ryan, Jr.	12/15/2011	15,000	3.22	25,196

Compensation of Directors

Through December 31, 2011, the Company paid Mr. Rich, and effective July 2011, Ms. Dawes, a retainer of $5,000 per month as compensation for their service as Co-Chairpersons of the Board and all duties related thereto. All other non-employee directors (other than the Co-Chairpersons of the Board) received $6,250 per quarter and $1,500 plus expenses for each Board meeting they attended. The Chairperson of the Audit Committee received an additional $3,500 per quarter plus expenses for each Audit Committee meeting attended. Non-employee directors (other than the Co-Chairpersons of the Board) serving as Audit Committee members, Compensation Committee members or Science and Technology Committee members received $1,500 plus expenses for each meeting in which they participated.

For the fiscal year ending December 31, 2012, non-employee directors will receive an annual retainer for service on the Board and committees as set forth in the table below. Board and committee members will no longer receive any fees for each Board or committee meeting they attend. The Company will pay Mr. Rich a retainer of $35,000 on an annualized basis as compensation for his service as Chairperson Emeritus once his service as a director ends at the Annual Meeting.

Annual Retainer
Board of Directors
Each Non-Employee Member of the Board	$35,000
Additional Retainer for the Chairperson	$50,000
Audit Committee
Committee Chairperson	$21,000
Other Committee Members	$7,500
Compensation Committee
Committee Chairperson	$16,000
Other Committee Members	$5,000
Nominating and Corporate Governance Committee
Committee Chairperson	$11,000
Other Committee Members	$2,500
Science and Technology Committee
Committee Chairperson	$11,000
Other Committee Members	$5,000

Under the terms of the 2001 Stock Plan, each non-employee director, from September 10, 2003 through September 15, 2005, was granted an option to purchase 15,000 shares of Common Stock and from September 15, 2006 through September 16, 2010, 20,000 shares of Common Stock. On December 15, 2011, as a result of changing the Company’s fiscal year to end December 31, effective December 31, 2011, each non-employee director was awarded an option to purchase 15,000 shares of Common Stock in lieu of options to purchase 20,000 shares of Common Stock that were not awarded in September 2011. All of these annual board options vest in full on the first anniversary of the date of the grant, provided such person is still a director on such anniversary.

Under the Company’s Amended and Restated Director Compensation Policy, effective as of the Annual Meeting, if the stockholders vote to approve the 2012 Stock Plan as proposed in this Proxy Statement, each newly-elected, non-employee director who joins the Board will continue to receive an option to purchase 24,000 shares of Common Stock on the date he or she joins the Board. These initial board options vest equally over a three-year period from the date of grant, provided such person is still a director on such vesting date. In addition, except following a non-employee director’s first election to the Board by the stockholders (including upon his or her first reelection at an annual meeting following a non-employee director’s appointment to the board), each non-employee director reelected to the Board by the stockholders will be awarded annually $50,000 worth of restricted stock units, if the stockholders vote to approve the 2012 Stock Plan as proposed in this Proxy Statement. All of these restricted stock units will vest in full on the earlier of the first anniversary of the date of the grant or the next annual meeting of the stockholders, provided such person is still a director on such vesting date.

Pension Benefits

The Company has no defined benefits plans or other supplemental retirement plans for the named executive officers.

Nonqualified Deferred Compensation

The Company has no nonqualified defined contribution plans or other nonqualified deferred compensation plans for the named executive officers.

Potential Payments upon Termination or Change-in-Control

On March 14, 1996, Repligen entered into a letter of agreement with each of Messrs. Herlihy, Rusche and Witt in connection with Repligen’s acquisition and merger with Glycan Pharmaceuticals, Inc. These agreements are intended to provide for continuity of management during a change in control and align the interest of our executives with those of our stockholders so as to maximize the value to stockholders from any such change in control. These agreements provide for certain benefits upon the termination of employment, with or without cause, or upon a change in control of the Company. Upon termination of employment, with or without cause, or upon a change in control of the Company, 50% of the unvested stock options held by such executive officers shall vest immediately. Upon termination of employment, with or without cause, Messrs. Herlihy, Rusche and Witt will be entitled to receive severance remuneration of base salary at the rate then in effect, payable monthly in arrears, until such executive officer becomes employed, but for no longer than eight months for Mr. Herlihy and six months for each of Messrs. Rusche and Witt.

Repligen entered into an offer letter for employment “at will” with each of Messrs. Hall, Kelly and Spurr on December 17, 2010, February 29, 2008 and July 22, 2011, respectively. The offer letters for Messrs. Hall, Kelly and Spurr do not provide for benefits upon termination, with or without cause, or upon a change of control.

Assuming a change of control and termination were to have taken place on December 31, 2011, each of the named executive officers would have been entitled to the salary continuation set forth on the table below and the value of his awards that would be accelerated upon the change of control would have been that amount shown on the table below.

	Payments and Benefits
	Salary Continuation Upon Termination	Value of Stock Options Vesting due to Termination or Change-in-Control (1)	Total
Walter C. Herlihy	$289,000	$2,800	$291,800
William J. Kelly	—	—	—
James R. Rusche	135,000	1,400	136,400
Daniel P. Witt	125,000	1,400	126,400

(1)	Based on the intrinsic value of the stock options on December 31, 2011.

2012 Stock Plan

For a summary of the specific provisions of the 2012 Stock Plan governing termination of employment or change in control, see “Change in Control Provisions” in “Item 4 — Approval of the 2012 Stock Option and Incentive Plan” for more information.

Stock Options

Stock options granted and currently held by a named executive officer, which have been granted under the 2001 Stock Plan do not automatically accelerate upon termination of such named executive officer’s employment or upon a change in control pursuant to the terms of the 2001 Stock Plan.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Cooper, Goldberg, and Henry. No member of the Compensation Committee is a current or former employee of Repligen. There are no Compensation Committee interlocks between Repligen and any other entities involving any of the executive officers or directors of such entities. No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of the Board or Compensation Committee of any other company and no such interlocking relationship has existed in the past.

Existing Equity Compensation Plan Information

The Company currently maintains two equity compensation plans consisting of the 2001 Stock Plan and the 1992 Repligen Corporation Stock Option Plan, under which no new stock awards may be granted. Stockholders are being asked to approve the 2012 Stock Plan, as described in “Item 4 —Approval of the 2012 Stock Option and Incentive Plan.” The following table provides information regarding shares of Common Stock that may be issued under the Company’s 2001 Stock Plan and the 1992 Repligen Corporation Stock Option Plan as of December 31, 2011.

	Existing Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,823,400	$4.05	17,509
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	2,823,400	$4.05	17,509

ITEM 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP, an independent registered public accounting firm, to serve as independent auditors for the fiscal year ending December 31, 2012. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2002. In accordance with standing policy, Ernst & Young LLP periodically changes the personnel who work on the audits of Repligen.

Fees

The following sets forth the aggregate fees billed by Ernst & Young LLP to the Company during the nine-month fiscal year ended December 31, 2011 and the fiscal years ended March 31, 2011 and 2010:

	FY 2011T	FY 2011	FY 2010
Audit Fees	$614,000	$264,000	$267,000
Audit Related Fees	150,000	—	—
Tax Fees	34,000	26,000	16,000
Other Fees	2,000	2,000	2,000

Total	$800,000	$292,000	$285,000

Audit Fees

For the nine-month fiscal year ended December 31, 2011, fees paid for audit services were approximately $614,000. For the fiscal years ended March 31, 2011 and 2010, fees paid for audit services were approximately $264,000 and $267,000, respectively. These amounts included fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and fees related to filings with the SEC. For the nine-month fiscal year ended December 31, 2011, the Company incurred $325,000 of additional audit fees related to the Novozymes Acquisition.

Audit Related Fees

For the nine-month fiscal year ended December 31, 2011, fees paid for due diligence activities related to our acquisition of the Novozymes Biopharma Business were approximately $150,000. For the fiscal years ended March 31, 2011 and 2010, Ernst & Young LLP billed no fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not otherwise reported above.

Tax Fees

For the nine-month fiscal year ended December 31, 2011, fees paid for tax services was approximately $34,000. For the fiscal years ended March 31, 2011 and 2010, fees paid for tax services were approximately $26,000 and $16,000, respectively. These amounts included fees associated with tax compliance and preparation fees.

All Other Fees

Ernst & Young LLP billed $2,000 in additional fees relating to a subscription to Ernst & Young LLP’s online accounting research service for each of the following periods: the nine-month fiscal year ended December 31, 2011 and the fiscal years ended March 31, 2011 and March 31, 2010.

The Audit Committee of the Board has implemented procedures under the Company’s Audit Committee Pre-Approval Policy for Audit and Non-Audit Services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services provided to the Company are approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of Ernst & Young LLP for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before Ernst & Young LLP may provide the services. Any pre-approved services exceeding the limits pre-approved by the Audit Committee must again be pre-approved by the Audit Committee. All of the audit-related, tax and all other services provided by Ernst & Young LLP to the Company for the nine-month fiscal year ended December 31, 2011 were approved by the Audit Committee by means of a specific pre-approval or pursuant to the procedures contained in the Pre-Approval Policy. All non-audit services provided in the nine-month fiscal year ended December 31, 2011 were reviewed with the Audit Committee, which concluded that the provisions of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

In connection with the audit for the nine-month fiscal year ended December 31, 2011, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to refer to such disagreement in connection with their report.

A member of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Accordingly, the Board believes ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year is in the best interests of the Company and its shareholders and recommends a vote FOR this Item 2.

ITEM 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in the sections entitled “Compensation Discussion and Analysis” and “Director and Executive Officer Compensation” beginning on pages 20 and 29, respectively, our executive compensation program is designed to motivate its executive officers to enhance stockholder value, to provide a fair reward for this effort and to stimulate its executive officers’ professional and personal growth. The Company seeks to provide near-term and long-term financial incentives that align the executive officers’ interest with those of the stockholders and focus executive officer behavior on the achievement of both near-term corporate goals, we well as long-term business objectives and strategies. We believe that this alignment between executive compensation and stockholder interests has driven corporate performance over time.

Our stockholders voted on September 27, 2011, to have advisory votes every year to approve the compensation paid to the Company’s named executive officers, and we have adopted that approach. The Board of Directors and Compensation Committee make executive compensation decisions every year, and our directors will look to the annual advisory vote for information that can be taken into account when they make decisions with respect to our compensation philosophy, policies and practices. The Compensation Committee and the Board of Directors note our stockholders’ strong endorsement for the Company’s executive compensation program for the fiscal year ended March 31, 2011, which was approved by over 87% of the votes cast. Consequently, the Compensation Committee has maintained the structure of its executive compensation programs for the nine-month fiscal year ended December 31, 2011. Accordingly, we are asking our stockholders to vote FOR the following non-binding, advisory resolution on the approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement:

“RESOLVED, that the shareholders of the Company approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Before you vote, we urge you to read the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement for additional details on the Company’s executive compensation, including its governance, framework, components, and the compensation decisions for the named executive officers for the nine-month fiscal year ended December 31, 2011.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board of Directors values the opinions of our stockholders, and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and the Company’s executive compensation principles, policies and procedures.

The Board of Directors recommends that stockholders vote FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

ITEM 4

APPROVAL OF THE 2012 STOCK OPTION AND INCENTIVE PLAN

Proposal

The Board of Directors believes that stock options and other stock-based incentive awards can play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee directors and other key persons of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. The Board of Directors anticipates that providing such persons with a direct stake in the Company will assure a closer identification of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

On April 9, 2012, the Board, upon the recommendation of the Compensation Committee, adopted the 2012 Stock Option and Incentive Plan, or the 2012 Stock Plan, subject to the approval of the Company’s stockholders. The 2012 Stock Plan will replace the Company’s Amended and Restated 2001 Repligen Corporation Stock Plan, or the 2001 Stock Plan. The 2012 Stock Plan provides flexibility to the Compensation Committee to use various equity-based incentive awards as compensation tools to motivate the Company’s workforce. Following approval of the 2012 Stock Plan by the stockholders, the Company will no longer make any grants under the 2001 Stock Plan. A copy of the 2012 Stock Plan is attached as Appendix A to this proxy statement and is incorporated herein by reference.

Summary of Material Features

The material features of the 2012 Stock Plan are:

•	The maximum number of shares of Common Stock to be issued under the 2012 Stock Plan is 2,000,000;

•

The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, performance shares, dividend equivalent rights and cash-based awards is permitted;

•

Grants of “full-value” awards are deemed for purposes of determining the number of shares available for future grants under the 2012 Stock Plan as an award for 2.0 shares for each share of Common Stock subject to the award. Grants of stock options or stock appreciation rights are deemed to be an award of one share for each share of Common Stock subject to the award;

•	Minimum vesting periods are required for grants of restricted stock, restricted stock units and performance share awards;

•	Any material amendment to the 2012 Stock Plan is subject to approval by our stockholders; and

•	The term of the 2012 Stock Plan will expire on April 9, 2022.

Based solely on the closing price of our Common Stock as reported by NASDAQ on April 9, 2012, the maximum aggregate market value of the Common Stock that could potentially be issued under the 2012 Stock Plan is $12,440,000. The shares we issue under the 2012 Stock Plan will be authorized but unissued shares or shares that we reacquire. The shares of Common Stock underlying any awards that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2012 Stock Plan are added back to the shares of Common Stock available for issuance under the 2012 Stock Plan, provided that shares held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding will not be available for future issuance under the 2012 Stock Plan.

Qualified Performance-Based Compensation under Code Section 162(m)

To ensure that certain awards granted under the 2012 Stock Plan to a “Covered Employee” (as defined in the Internal Revenue Code of 1986, or the Code) qualify as “performance-based compensation” under Section 162(m) of the Code, the 2012 Stock Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Common Stock, economic value-added, sales or revenue, acquisitions or strategic transactions (such as licensing arrangements or acquisitions of product candidates or technology), operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Common Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group, clinical development, regulatory advancement, product commercialization, achievement of product or clinical development milestones, development of intellectual property assets, organizational development (including recruitment and retention of personnel), achievement of research milestones, product manufacturing, entry into multiyear supply arrangements with customers and facility development (including development of additional research, office, production or manufacturing facilities, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 500,000 shares of Common Stock for any performance cycle and options or stock appreciation rights with respect to no more than 500,000 shares of Common Stock may be granted to any one individual during any calendar year period. If a performance-based award is payable in cash, it cannot exceed $1 million for any performance cycle.

Summary of the 2012 Stock Plan

The following description of certain features of the 2012 Stock Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2012 Stock Plan that is attached hereto as Appendix A.

Plan Administration. The 2012 Stock Plan is administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2012 Stock Plan. The Compensation Committee may delegate to our Chief Executive Officer the authority to grant stock options to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code, subject to certain limitations and guidelines.

Eligibility. Persons eligible to participate in the 2012 Stock Plan will be those full or part-time officers, employees, non-employee directors and other key persons (including consultants and prospective officers) of the Company and its subsidiaries as selected from time to time by the Compensation Committee in its discretion. Approximately 140 individuals are currently eligible to participate in the 2012 Stock Plan, which includes 6 officers, 127 employees who are not officers and 7 non-employee directors.

Plan Limits. The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 1,500,000 shares of Common Stock (subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock, restricted stock units or performance shares granted to an individual is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 500,000 shares of Common Stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle. If any cash-based award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award to be paid in cash in any performance cycle may not exceed $1 million. In addition, no more than 2,000,000 shares will be issued in the form of incentive stock options.

Effect of Awards. For purposes of determining the number of shares of Common Stock available for issuance under the 2012 Stock Plan, the grant of any “full value” award, such as a restricted stock award, restricted stock unit, unrestricted stock award or performance share will be counted as 2.0 shares for each share of Common Stock actually subject to the award. The grant of any stock option or stock appreciation right will be counted for this purpose as one share from each share of Common Stock actually subject to the award.

Stock Options. The 2012 Stock Plan permits the granting of (1) options to purchase Common Stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2012 Stock Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the Common Stock on the date of grant. Fair market value for this purpose will be the last reported sale price of the shares of Common Stock on the NASDAQ on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. In general, unless otherwise permitted by the Compensation Committee, no option granted under the 2012 Stock Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of Common Stock that are beneficially owned by the optionee for at least six months or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Compensation Committee may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to shares of Common Stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the Common Stock on the date of grant.

Restricted Stock. The Compensation Committee may award shares of Common Stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with us through a specified restricted period. However, except in the case of retirement, death, disability or a change of control, in the event these awards granted to employees have a performance-based goal, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period.

Restricted Stock Units. The Compensation Committee may award restricted stock units to any participants. Restricted stock units are ultimately payable in the form of shares of Common Stock and may be subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with the Company through a specified vesting period. However, except in the case of retirement, death, disability or a change of control, in the event these awards granted to employees have a performance-based goal, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. In the Compensation Committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Unrestricted Stock Awards. The Compensation Committee may also grant shares of Common Stock which are free from any restrictions under the 2012 Stock Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Performance Share Awards. The Compensation Committee may grant performance share awards to any participant which entitle the recipient to receive shares of Common Stock upon the achievement of certain performance goals (as summarized above) and such other conditions as the Compensation Committee shall determine. Except in the case of retirement, death, disability or a change in control, these awards granted to employees will have a vesting period of at least one year.

Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights to participants which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of Common Stock. Dividend equivalent rights may be granted as a component of another award (other than a stock option or stock appreciation right) or as a freestanding award. Dividend equivalent rights may be settled in cash, shares of Common Stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards. The Compensation Committee may grant cash bonuses under the 2012 Stock Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals (as summarized above).

Change of Control Provisions. The 2012 Stock Plan provides that upon the effectiveness of a “sale event” as defined in the 2012 Stock Plan, except as otherwise provided by the Compensation Committee in the award agreement, all outstanding awards will automatically terminate, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity. In addition, in the case of a sale event in which the Company’s stockholders will receive cash consideration, the Company may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights.

Adjustments for Stock Dividends, Stock Splits, Etc. The 2012 Stock Plan requires the Compensation Committee to make appropriate adjustments to the number of shares of Common Stock that are subject to the 2012 Stock Plan, to certain limits in the 2012 Stock Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the 2012 Stock Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the Company to withhold shares of Common Stock to be issued pursuant to the exercise or vesting. Any shares held back to satisfy such tax withholding will not be available for future issuance under the 2012 Plan.

Amendments and Termination. The Board may at any time amend or discontinue the 2012 Stock Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of NASDAQ, any amendments that materially change the terms of the 2012 Stock Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2012 Stock Plan qualifies as performance-based compensation under Section 162(m) of the Code.

Effective Date of 2012 Stock Plan. The Board adopted the 2012 Stock Plan on April 9, 2012, and the 2012 Stock Plan becomes effective on the date it is approved by stockholders. Awards of incentive options may be granted under the 2012 Stock Plan until April 9, 2022. No other awards may be granted under the 2012 Stock Plan after the date that is 10 years from the date of stockholder approval. If the 2012 Stock Plan is not approved by stockholders, the 2001 Stock Plan will continue in effect until it expires, and awards may be granted thereunder, in accordance with its terms.

New Plan Benefits

Because the grant of awards under the 2012 Stock Plan is within the discretion of the Compensation Committee, the Company cannot determine the dollar value or number of shares of Common Stock that will in the future be received by or allocated to any participant in the 2012 Stock Plan or that would have been received by or allocated to any participant had the 2012 Stock Plan been in effect for the nine-month fiscal year ended December 31, 2011.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2012 Stock Plan. It does not describe all federal tax consequences under the 2012 Stock Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of Common Stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Common Stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above, or a disqualifying disposition, generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Common Stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of Common Stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of Common Stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. The Company generally will be entitled to a tax deduction in connection with an award under the 2012 Stock Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for certain awards under the 2012 Stock Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Principal Financial Officer) receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2012 Stock Plan is structured to allow certain awards to qualify as performance-based compensation.

The Board of Directors unanimously recommends a vote FOR the approval of the 2012 Stock Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011 regarding shares of Common Stock that may be issued under the Company’s equity compensation plans consisting of the Company’s 2001 Stock Plan and the 1992 Repligen Corporation Stock Option Plan.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,823,400	$4.05	17,509
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	2,823,400	$4.05	17,509

ITEM 5

STOCKHOLDER PROPOSAL REGARDING SPECIAL STOCKHOLDER MEETINGS

Stockholder Proposal

On or about April 3, 2012, the Company received the following proposal from Mr. Ronald L. Chez, 1524 North Astor Street, Chicago, Illinois 60610, beneficial owner of 2,815,631 shares of the Company’s common stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us:

Proposal Number 5

Lowered Voting Threshold to Call Special Meetings of Shareholders

RESOLVED, that the first sentence or Article I, Section 3 of the Amended and Restated By-Laws of Repligen Corporation be amended and restated to read as follows:

“Special meetings of the stockholders may be called at any time by the President, the Chairman or the Board of Directors; and shall be called by the Secretary or any officer upon the written request of one or more stockholders holding, in the aggregate, at least 20% of the outstanding shares of stock of the corporation entitled to vote at such meeting.”

The purpose of this proposal is to lower the threshold necessary for calling a special meeting of shareholders to the holders of 20% of voting shares. Currently, no single shareholder holds more than 13.9% of the company’s voting stock.

At present, calling a special stockholder meeting requires the consent of the holders of over 50% of Repligen’s voting stock. Meanwhile, the Board of Directors, whose nonexecutive directors (according to Repligen’s 2011 Proxy Statement) hold less than 3.5% of the company’s outstanding stock (excluding options), can call a special stockholder meeting at any time.

Special meetings allow for increased shareholder involvement in important matters, including electing new directors. Shareholder participation in Repligen’s affairs is also important as the company transitions from a drug development company to an operating company, including potential issues such as executive compensation criteria, stockholder ownership of Board members and officers, assuring that the composition of the Board is consistent with an operating company and other issues.

Without the ability for shareholders to call special meetings, directors and management can become insulated. Repligen’s shareholders want to enhance the alignment of the Board’s and management’s interests with those of its shareholders, all in the interest of Repligen’s performance and shareholder value. Approving this proposal will send a clear message to Repligen’s directors that they must be accountable and responsive to Repligen’s shareholders.

Many public companies have reduced their special meetings requirement from a majority requirement. Pfizer, AT&T Inc., PepsiCo, Inc., Caterpillar Inc., Honeywell International and other companies require only the holders of 20% or less of its stock to call a special meeting. This proposal topic won more than 60% support at CVS Caremark, Sprint Nextel, Safeway, Motorola and R.R. Donnelley.

Please vote yes on this proposal to help improve Repligen’s corporate governance, director and officer accountability and financial performance that Repligen’s shareholders deserve.

Board Recommendation

Our Board of Directors recommends a vote “AGAINST” this proposal.

The Board opposes this proposal because it believes that it is not in the best interests of the Company or our stockholders to enable holders of twenty percent of the voting shares of the Company to have an unlimited ability to call special meetings for any purpose at any time.

The Board believes that our existing rules regarding special meetings strike the appropriate balance between ensuring accountability to stockholders and enabling our Board of Directors and management to run the Company in an effective manner. Most notably, Section 3 of our Amended and Restated By-Laws already provides that a special meeting of stockholders may be called upon the written request of stockholders holding at least a majority of the Company’s outstanding shares.

We work to maintain open lines of communication with our stockholders regarding important issues relating to our business and governance. Our independent chairperson and other directors meet with stockholders periodically. In addition, stockholders can use our Annual Meeting of Stockholders to communicate their concerns to management, the entire Board and other stockholders, including through the submission of stockholder proposals. For extraordinary matters that cannot wait until our next Annual Meeting of Stockholders, the Board, the Chairperson of the Board or President, who are bound by fiduciary duties to act in the best interest of stockholders, or stockholders owning a majority of our issued and outstanding capital stock entitled to vote, may call a special meeting.

Giving holders of as little as twenty percent of our capital stock the unlimited power to call a special meeting opens the door to abuse and waste of corporate resources and can divert the focus of the Board and members of senior management from managing the Company in an effective manner. The proposal would permit minority stockholders holding a relatively small portion of our capital stock to use the extraordinary measure of a special meeting to serve their narrow self-interest at the expense of the Company and the majority of stockholders. For example, event-driven stockholders may seek special meetings with the goal of being disruptive to our business or to propose issues that facilitate their own short-term focused exit strategies, which could be more efficiently and cost-effectively addressed at our Annual Meeting of Stockholders or through communications with management or the Board. Convening a special meeting of stockholders is an expensive and time-consuming event because of the legal costs associated with preparing required disclosure documents, printing and mailing costs and the time commitment required of the Board and members of senior management to prepare for the meeting. According, the Board believes that special meetings should occur only when either fiduciary obligations or strategic concerns require that matters be addressed expeditiously.

The Board also believes that the need for adoption of the proposal should be evaluated in the context of our overall corporate governance practices, including that:

•

The Board eliminated the Company’s shareholder rights plan (poison pill) in September 2011 in response to discussions with stockholders thereby demonstrating its responsiveness to stockholders’ views on corporate governance practices.

•	Our stockholders have the opportunity to vote for the election of each member of the Board every year, as opposed to many publicly traded companies in the U.S. that employ staggered boards.

•

The Company’s stockholders already have the power to call a special meeting, as opposed to nearly two-thirds of all Delaware corporations publicly traded in the U.S. where the power to call a special meeting is exclusively retained by the Board.

In light of the Board’s continuing commitment to ensuring effective corporate governance, as evidenced above, the Board believes that adoption of the proposal is not necessary.

The Board believes that the Company’s existing corporate governance mechanisms, our open lines of communications with our stockholders and the Board’s demonstrated responsiveness to stockholder input strike the appropriate balance between ensuring accountability to stockholders and enabling the Board and management to run the Company in an effective manner. The Board believes that the Company’s current system minimizes the costs associated with holding special meetings and ensures that such meetings are called only when they are in the best interests of the Company and our stockholders as a whole. Accordingly, the Board does not believe that approval of this proposal is necessary or advisable for the effective and efficient management of the company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your proxy will be so voted unless you specify otherwise.

ADDITIONAL INFORMATION

Stockholder Proposals

Repligen must receive any proposal by a stockholder of Repligen for inclusion in the proxy statement furnished to all stockholders entitled to vote at our 2013 Annual Meeting of Stockholders at our principal executive office not later than December 24, 2012 in accordance with Rule 14a-8 issued under the Exchange Act.

Subject to the SEC’s proxy rules, if a stockholder who wishes to present a proposal at the 2013 Annual Meeting (which is not otherwise submitted for inclusion in the proxy statement in accordance with the preceding paragraph) fails to notify the Company by March 9, 2013 and such proposal is brought before the 2013 Annual Meeting, then under the SEC’s proxy rules, if the proxy statement or form of proxy for the 2013 Annual Meeting so provides, the proxies solicited by Repligen with respect to the 2013 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by Repligen to vote the proxies solicited by Repligen. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

Any proposal intended to be presented at the 2013 Annual Meeting must also comply with the other requirements of the proxy solicitation rules of the SEC. In order to curtail any controversy as to the date on which a proposal was received by Repligen, it is suggested that proponents submit their proposal by Certified Mail, Return Receipt Requested or other means, including electronic means that permit them to prove date of delivery.

Other Business

Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

Voting Proxies

The Board of Directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If authorized proxies are submitted without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors’ recommendations.

Householding

Our Annual Report, including audited financial statements for the nine-month fiscal year ended December 31, 2011, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, Broadridge Financial Solutions, Inc., or Broadridge, has undertaken an effort to deliver only one Annual Report and one Proxy Statement to multiple stockholders sharing an address. This delivery method, called “householding,” is not being used if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, Repligen Corporation will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Repligen Corporation, Attention: Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. If your household is receiving multiple copies of Repligen’s Annual Reports or Proxy Statements and you wish to request delivery of only a single copy, you may send a written request to Repligen Corporation, Attention: Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453.

Appendix A

REPLIGEN CORPORATION

2012 STOCK OPTION AND INCENTIVE PLAN

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Repligen Corporation 2012 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including Consultants) of Repligen Corporation (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means any natural person that provides bona fide services to the Company, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 21.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market or another national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, sales or revenue, acquisitions or strategic transactions (such as licensing arrangements or acquisitions of product candidates or technology), operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group, clinical development, regulatory advancement, product commercialization, achievement of product or clinical development milestones, development of intellectual property assets, organizational development (including recruitment and retention of personnel), achievement of research milestones, product manufacturing, entry into multiyear supply arrangements with customers and facility development (including development of additional research, office, production or manufacturing facilities.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award. Each such period shall not be less than 12 months.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

“Performance Share Award” means an Award entitling the recipient to acquire shares of Stock upon the attainment of specified Performance Goals.

“Restricted Stock Award” means an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of phantom stock units to a grantee.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person or entity, or (iv) any other transaction in which the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Administrator, provided that the amount, timing and terms of the grants of Awards to Non-Employee Directors shall be determined by the compensation committee or similar committee comprised solely of Non-Employee Directors.

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award provided that the Administrator generally shall not exercise such discretion to accelerate Awards subject to Sections 7 and 8 except in the event of the grantee’s death, disability or retirement, or a change in control (including a Sale Event);

(vi) subject to the provisions of Section 5(b), to extend at any time the period in which Stock Options may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Options. Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Options to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Options that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in

Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 2,000,000 shares, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 500,000 shares of Stock may be granted to any one individual grantee during any one calendar year period and no more than 2,000,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Effect of Awards. The grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award of 2.0 shares of Stock for each such share of Stock actually subject to the Award. The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award for one share of Stock for each such share of Stock actually subject to the Award. Any forfeitures, cancellations or other terminations (other than by exercise) of such Awards shall be returned to the reserved pool of shares of Stock under the Plan in the same manner.

(c) Changes in Stock. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(d) Mergers and Other Transactions. Except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award Certificate, in the case of and subject to the consummation of a Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration under any Award Certificate or hereunder). In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable (after taking into account any acceleration under any Award Certificate or hereunder) at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee.

(e) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.	ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and key persons (including Consultants) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.	STOCK OPTIONS

Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(a) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than

100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(b) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(c) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(d) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award Certificate:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that have been beneficially owned by the optionee for at least six months and that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or

(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(e) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.	STOCK APPRECIATION RIGHTS

(a) Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(b) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(c) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator. The term of a Stock Appreciation Right may not exceed ten years.

SECTION 7.	RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of performance goals, any dividends paid by the Company during the performance period shall accrue and shall not be paid to the grantee until and to the extend the performance goals are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse.

Notwithstanding the foregoing, in the event that any such Restricted Stock granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock granted to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three years; provided, however, that Restricted Stock with a time-based restriction may become vested incrementally over such three-year period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8.	RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units. The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Restricted Stock Units granted to employees shall have a performance-based goal, the restriction period with respect to such Award shall not be less than one year, and in the event any such Restricted Stock Units granted to employees shall have a time-based restriction, the total restriction period with respect to such Award shall not be less than three years; provided, however, that any Restricted Stock Units with a time-based restriction may become vested incrementally over such three-year period. At the end of the deferral period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. To the extent that an award of Restricted Stock Units is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

(b) Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Restricted Stock Units, subject to such terms and conditions as the Administrator may determine.

(d) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.	UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10.	CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may, in its sole discretion, grant Cash-Based Awards to any grantee in such number or amount and upon such terms, and subject to such conditions, as the Administrator shall determine at the time of grant. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in shares of Stock, as the Administrator determines.

SECTION 11.	PERFORMANCE SHARE AWARDS

(a) Nature of Performance Share Awards. The Administrator may, in its sole discretion, grant Performance Share Awards independent of, or in connection with, the granting of any other Award under the Plan. The Administrator shall determine whether and to whom Performance Share Awards shall be granted, the Performance Goals, the periods during which performance is to be measured, which may not be less than one year, and such other limitations and conditions as the Administrator shall determine.

(b) Rights as a Stockholder. A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award Certificate (or in a performance plan adopted by the Administrator).

(c) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all Performance Share Awards shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 12.	PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a) Performance-Based Awards. Any employee or other key person providing services to the Company and who is selected by the Administrator may be granted one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units, Performance Share Awards or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Administrator may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Covered Employee. Each Performance-Based Award shall comply with the provisions set forth below.

(b) Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c) Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d) Maximum Award Payable. The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 500,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof) or $1,000,000 in the case of a Performance-Based Award that is a Cash-Based Award.

SECTION 13.	DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units, Restricted Stock Award or Performance Share Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an award of Restricted Stock Units or Restricted Stock Award with performance vesting or Performance Share Award shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b) Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights or interest equivalents granted as a component of an award of Restricted Stock Units, Restricted Stock Award or Performance Share Award that has not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 14.	TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 14(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action. Notwithstanding Section 14(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options or Restricted Stock Units) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c) Family Member. For purposes of Section 14(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 15.	TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 16.	SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 17.	TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 18.	AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 18 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c) or 3(d).

SECTION 19.	STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 20.	GENERAL PROVISIONS

(a) No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Stockholder Rights. Until Stock is deemed delivered in accordance with Section 20(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f) Forfeiture of Awards under Sarbanes-Oxley Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

SECTION 21.	EFFECTIVE DATE OF PLAN

This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 22.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: April 9, 2012

DATE APPROVED BY STOCKHOLDERS: [•]

Appendix B

DIRECTIONS TO ANNUAL MEETING

Goodwin Procter — Boston Office

Exchange Place

53 State Street

Boston, MA 02109

(617) 570-1000

Directions from Logan International Airport (BOS)

•	Head southeast.

•	Keep left at the fork, follow signs for I-90 W/I-93 S/Williams Tunnel/Mass Pike and merge onto I-90 W.

•	Take exit 25 toward S Boston. Slight right onto B St.

•	Turn left onto Seaport Blvd.

•	Take the 3rd right onto Atlantic Ave. Turn left onto State St.

Directions from the North traveling South on Rte. 93

•	Follow I-93 South into Boston.

•	Take Exit #24A-Government Center.

•	Left at the first traffic light onto Surface Road.

•	Follow Surface to the third set of lights and turn right onto State Street. 53 State Street/Exchange Place will be on the left.

Directions from the South traveling North on Rte. 93

•	From Points South Via I-93 North:

•	Follow I-93 North and take Exit #23-Government Center. Stay left off the exit following signs for Faneuil Hall. At the traffic light at the end of the off ramp, turn left onto Surface Road.

•	Follow Surface Road to the fourth set of lights and turn right onto State Street. 53 State Street/Exchange Place will be on the left.

Directions from the West traveling the Massachusetts Turnpike (Interstate 90)

•	Follow I-90 (Mass Pike) East to Exit #24B and merge onto I-93 North.

•	Follow I-93 North and take Exit #23-Government Center.

•

Stay left of the exit following signs for Faneuil Hall. At the traffic light at the end of the off ramp, turn left onto Surface Road. Follow Surface Road to the fourth set of traffic lights and turn right onto State Street. 53 State Street/Exchange Place will be on the left.

Parking

75 State Street Garage

One Post Office Square Parking

Public Transportation

Subway

Massachusetts Bay Transportation Authority (MBTA)

Station:  State

B-1

VOTE IN PERSON
Attend the Annual Meeting in person at Goodwin Procter LLP, 53 State Street, Boston, MA 02109 on May 24, 2012 at 4:00 p.m. Directions to attend the Annual Meeting are attached as Appendix B to the proxy statement.

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

REPLIGEN CORPORATION
C/O AMERICAN STOCK TRANSFER
59 MAIDEN LANE
NEW YORK, NY 10038

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M16202-P83445 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

	REPLIGEN CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 4 and AGAINST proposal 5.
	1.	Election of Directors:		☐	☐	☐
		01) Glenn L. Cooper	05) Earl Webb Henry
		02) Karen A. Dawes	06) Walter C. Herlihy
		03) Alfred L. Goldberg	07) Thomas F. Ryan, Jr.
04) Michael A. Griffith

				For	Against	Abstain
	2.	To ratify the selection of Ernst & Young LLP as independent registered public accountants for the fiscal year ending December 31, 2012.		☐	☐	☐

				For	Against	Abstain
	3.	Advisory vote to approve the compensation paid to Repligen Corporation’s named executive officers.		☐	☐	☐

				For	Against	Abstain
	4.	To approve the Repligen 2012 Stock Option and Incentive Plan.		☐	☐	☐

				For	Against	Abstain
	5.	Stockholder proposal with respect to special stockholder meetings.		☐	☐	☐

.	6.	To consider and act upon any other business which may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER OF RECORD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4 AND “AGAINST” PROPOSAL 5.

	For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Dear Stockholder:

Please take note of the important information enclosed with this Proxy.

Your vote counts and you are strongly encouraged to exercise your right to vote these shares.

Please mark the boxes on the proxy card to indicate how these shares will be voted. Then, please sign the card, detach it and return your proxy in the enclosed postage-paid envelope. Thank you in advance for your prompt consideration of this matter.

Sincerely,

Repligen Corporation

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M16203-P83445

REPLIGEN CORPORATION

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Walter C. Herlihy and William J. Kelly, and each of them alone, proxies with full power of substitution, to vote all shares of common stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Repligen Corporation to be held on the 24th day of May, 2012 at 4:00 p.m., local time, at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109, and any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 20, 2012, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in accordance with their judgment, upon such other business as may be properly presented at the meeting and any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on the reverse side